Exhibit 14.1

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4	HIGHLIGHTS

ICI Group

ICI is one of the world’s major specialty chemicals and paints businesses with products and ingredients developed for a wide range of consumer and industrial markets.	The businesses are supported by group functions that provide expertise in specific disciplines, namely, information technology, procurement, human resources, manufacturing, finance, sustainability, safety, health and the environment (SSHE), and applied technology, where real value can be created for ICI’s customers through the application of advanced technology across the Group.

ICI’s specialty products and paints businesses comprise National Starch, Quest, Uniqema and ICI Paints. These businesses serve diverse consumer and industrial markets through some 70 strategic business units, comprising around 180 operating units with an array of market leadership positions across the world. In addition, a number of Regional and Industrial businesses remain in ICI’s portfolio.

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6	GROUP STRATEGY

History	Balance of activities

Background and recent history
Over the past eight years ICI has established a portfolio of specialty chemicals and coatings businesses through a number of acquisitions and disposals. Since 1997 the Group has bought and sold businesses worth in excess of £12bn and has repositioned itself towards higher added-value sectors of the chemicals industry.

The transformation of ICI’s core operations is now essentially complete. However, the Group will continue to seek opportunities to grow its business both organically and through small, strategic bolt-on acquisitions, thereby strengthening its portfolio.

Spread and balance of ICI’s activities
ICI is headquartered in the UK, where it also has a number of major manufacturing activities. Outside the UK, operations are conducted by locally managed subsidiary companies staffed almost entirely by nationals of the country concerned. Eighty-six per cent of the employees of ICI’s businesses are located outside the UK.

The Group has operations in over 50 countries around the world and its customers are spread across a diverse range of product sectors; from foods and beverages to detergents and other domestic products; from semi-conductors and mobile phones to paper and packaging.

No one sector dominates ICI’s customer base and no one customer represents a material proportion of Group turnover.

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GROUP STRATEGY	7

Strategy

ICI strategic matrix
ICI’s vision is to develop leadership in formulation science. Central to this vision is building a portfolio of businesses that are leaders within their respective industries, bringing together outstanding knowledge of customer needs with leading edge technology platforms to provide a distinctive competitive advantage for ICI’s customers.

As part of the 2003 strategic review, the individual business units of ICI were reviewed and evaluated in terms of market attractiveness, competitive position, and financial characteristics. Each business was then mapped onto a two by two matrix. This strategic matrix now drives generic strategy development across ICI. Strategies for those businesses within the “grow aggressively” segment are focused on profitable sales growth, whereas those for businesses within the “maintain selectively” segment emphasise improvement in cost and capital effectiveness.

The strategic review identified significant opportunities for creating and capturing additional value from three principal sources:

•	Differentiated resource allocation Investing in technology and marketing in those businesses where sustainable competitive advantage can be created.

•	Cost and capital effectiveness
Achieving a step-change in cost and capital effectiveness for ICI overall; in the near term through the successful delivery of the 2003 restructuring programme, and sustainably through changing organisational, cultural, and behavioural norms in ICI to consistently improve effectiveness.

•	Strategy execution A greater focus on strategy execution; delivered by upgrading operational capabilities and enhancing rewards for short-to medium-term performance delivery.

ICI strategic matrix†	Strategic plan targets

Targets

† Only major business units shown

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DESCRIPTION OF BUSINESS	9

National Starch

Background
National Starch, which accounted for 33% of the Group’s sales in 2004, is a global leader in industrial adhesives and specialty food starches. In addition, the business has strong positions in electronic materials and specialty polymers. It provides many specialty ingredients for attractive, relatively non-cyclical markets.

National Starch produces thousands of technically advanced products and operates an international network of 154 manufacturing and customer service centres, located in 37 countries on six continents. The Group believes that National Starch’s position in these markets has been achieved through its strong polymer technology and application understanding, both natural and synthetic, and a high degree of technical support for its customers.

National Starch is headquartered in Bridgewater, New Jersey, USA, with regional offices in the UK (Europe) and Singapore (Asia). Major manufacturing facilities are located in the USA, Canada, the UK, Germany, the Netherlands, Poland, Japan, Thailand, Korea, China and Brazil, with further manufacturing facilities located in 21 other countries around the world.

Strategy
National Starch’s strategy focuses on delivering value through three main activities:

•	building on strengths in areas where it has good opportunities for profitable growth

•	delivering innovative new products to its customers, and

•	continually improving cost efficiency particularly in its more mature businesses

Consistent with the ICI strategic matrix, National Starch allocates resources preferentially to those businesses within the “grow aggressively” segment. These include the Electronic Materials business, and the Starch and Adhesives businesses in Asia. The disposal of the Vinamul emulsion polymers business – a “maintain selectively” business – was announced in 2004.

Brief description of activities
National Starch is one of the largest producers of specialty adhesives in the world, including those based on both natural and synthetic polymers, water-borne, hot melts and 100% solids products.

The adhesives division’s products are used to seal cases and cartons and to fix labels to bottles and cans. Paper applications include laminating, bag making, tissue, paper tube winding and box manufacturing. Adhesives are also used in bookbinding, envelopes, magazines, and remoistenable stamps. Adhesives are also critical components in the performance of disposable nappies/diapers, personal sanitary products and disposable hospital supplies.

Pressure sensitive adhesives are used to manufacture self-adhesive tapes, labels, decals, and transdermal drug delivery patches.

National Starch’s adhesives and primers are used in the assembly of sports shoes and for assembly operations in the woodworking, construction, recreational vehicle and transportation industries.

For the corrugating industry, specialty carrier starches provide bond strength for adhering board to corrugating medium and contribute to increased production and reduced waste. They improve the overall quality and water resistance of shipping cases. Specialty synthetic polymer products add increased water resistance for more demanding applications.

National Starch also manufactures a wide range of specialty starches, focused principally on food and industrial applications. In food applications they enhance texture and appearance and provide effects which enable end-consumer products to withstand the rigours

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10	DESCRIPTION OF BUSINESS

of ultra-high temperature processing, microwave cooking, freeze/thaw cycles and extended storage. Principal industrial applications include the pulp and paper industry where starches provide strength and contribute to productivity enhancements. Specialty surface size starches increase runnability in the size press and printability on the end user’s printing press, while replacing more costly additives.

In the specialty food ingredients area National’s products are used for fruit preparations, canned foods, binders for meat and fish products and pet foods and a range of coating agents to control texture, crispiness and appearance in battered foods. Products are also used to improve the quality and stability of a range of dairy foods. National Starch’s stabilisers and thickeners are used to control the viscosity, stability, mouth-feel and texture of a wide variety of sauces and salad dressings. In the bakery market, the division’s ingredients are used to control moisture retention, texture and structure of baked doughs and their fillings. Encapsulation products encapsulate flavours and fragrances and stabilise flavour emulsions.

National Starch has multiple capabilities in specialty synthetic polymers, resins and redispersible powders for markets as diverse as personal care, construction, water treatment, detergents, paper coatings and apparel. Specialty polymers improve the holding power in hair sprays and gels and the manageability and softness of mousses, conditioners, shampoos and other styling aids. They are also used to thicken and emulsify cosmetic and beauty products and increase the functionality of sunscreens, hand and body creams and lotions.

Products also include dispersants, anti-scalants and detergent builders, as well as thickeners for the carpet, adhesive and detergent industries. The division’s Elotex operation also manufactures redispersible powder polymers, which improve the adhesion, flexural strength, insulation properties and shrink-resistance of cements, grouts, adhesives and other construction products.

The electronic and engineering materials division manufactures, markets and sells adhesives, encapsulants, specialty coatings and process lubricants used in the manufacture of electronic, automotive, medical, aerospace and other equipment and components.

Within the division, Ablestik supplies adhesives and encapsulants used for semiconductor packaging and microelectronic assembly. Products include adhesive pastes, printable paste and films, and underfill encapsulants. Acheson electronic materials supplies thick film materials and specialty coatings used in keyboards and switches, printed circuits, and other electronic components. Emerson & Cuming supplies adhesives, encapsulants, and coatings used in circuit assembly and in fabrication of electronic, electrical, and electromechanical components. Tra-Con provides adhesives and coatings in single-use and other specialty packages serving a broad range of industrial customers. Acheson DAG supplies process lubricants and application systems used in metalworking and casting.

Markets and distribution
Specialty products manufactured by National Starch are sold mainly by direct sales forces, alliances and distributors. Customers are primarily other manufacturers, in a range of markets from consumer-oriented manufacturers of branded goods in the food and personal care sectors to those involved in papermaking and packaging industries.

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DESCRIPTION OF BUSINESS	11

Raw materials

The primary raw materials used by National Starch are petrochemical based raw materials, corn and tapioca. National Starch’s main chemical raw material is vinyl acetate monomer.

Developments in 2004
National Starch made good progress in 2004 developing its businesses through selected capital and revenue investments. The food starch business expanded its manufacturing capability in Asia with a new world-class production facility in Shanghai, China. It also opened a Process Innovation Centre in Bridgewater, New Jersey, to facilitate the development of a range of specialized carbohydrate-based ingredients for natural, clean-label foods and nutrition products. In mid 2004, the food starch division increased the production capacity for ‘Hi-maize’ resistant starch by a third. ‘Hi-maize’, the only natural, granular resistant starch available in the United States, has been formulated into many low-carbohydrate foods because of its ease of use, its natural identity and its strong clinical support.

The food starch business also expanded its crop identity-preservation programme and implemented ‘Truetrace’ to verify the non-genetically modified organism (non-GMO) status of food ingredients made from corn grown in the United States. ‘Truetrace’ provides customers with traceability for National’s food ingredients at all stages of their development, from seed to crop, to production and distribution.

Revenue investments included the development and launch of a number of important new products. In 2004, the adhesives division introduced its ‘Cool-Lok’ hot melt adhesives in pastille form, which is expected to improve product performance in customers’ manufacturing facilities. Other new products included the ‘Aerobond’ 12-200A adhesive, developed to provide board laminators with a formulation that will maximize line speed and adhesion.

New food starch products introduced in 2004 included ‘Novation’ Prima, an exceptionally stable functional native starch that delivers superior freeze-thaw and shelf-life stability. The clean-label Prima products enable food manufacturers to make simple “starch” declarations on their labels in the U.S. and “ingredient” rather than “additive” classifications in the European Union. National also introduced ‘Elleggance’, an egg replacement system designed to replace whole eggs, egg yolks and egg whites in a wide range of baked goods. ‘Elleggance’ exhibits superior textural and organoleptic properties, typical of high-quality baked goods containing eggs, is easy to use, lowers production costs, eliminates egg-related processing safety issues and lowers cholesterol content.

In the US, the division introduced ‘Novomega’ encapsulated Omega-3, an encapsulated long-chain Omega-3 fatty acid in powder form, extending the range of food applications for the “heart-healthy” ingredient. ‘Novomega’ is the result of joint agreement between National Starch and Omega Protein. The product can be easily added to baked goods without affecting their taste, texture or aroma.

New products introduced by the specialty synthetic polymers division, included ‘Nsight’ natural clarification polymers, a new generation of naturally sourced starch chemistries designed for the water and wastewater treatment market.

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12	DESCRIPTION OF BUSINESS

Quest

Within electronic materials, Ablestik introduced ‘Ableflex’ 6200 series printable paste adhesives to meet customer requirements for increased performance and lower package costs in board-on-chip assemblies, which are expected in the next two years to become the mainstream for high speed DRAM devices used in computer memory. ‘Ableflex’ 6200 adhesives offer customers higher reliability and reduce overall packaging costs by 20% compared with tape adhesives currently used. Emerson & Cuming introduced the new E 1218 series of CSP underfill encapsulants, targeted at high volume manufacturers in the handheld and computer electronics industries. E 1218 series underfills not only improve the quality and life of laptop computers and giga-byte sized digital audio players, but also help customers increase their yield and throughput, reduce cost, and enable rework of failed components. Emerson & Cuming also introduced a new termination coating, ‘Eccocate’ C 910-3, for use in multi-layered ceramic capacitors.

Background
Quest is one of the world leaders in the creation, application and production of flavours and fragrances for a wide variety of consumer brands. In 2004 Quest accounted for 10% of the Group’s sales. The business is headquartered in Naarden, the Netherlands, and is organised around two operating divisions, Flavours and Fragrances. Each division accounts for around half of Quest’s ongoing turnover (excluding sales of the divested food ingredients business).

The Flavours division is also headquartered in Naarden. The Fragrance division’s headquarters is in Ashford, in the UK. Major manufacturing facilities are located in the Netherlands, the UK, USA, Mexico, France, Australia and Indonesia, with smaller manufacturing facilities in eight other countries. Quest has its own sales distribution network in 32 countries and is represented elsewhere by sales agents.

Science, innovation and creativity are the key pillars of Quest’s research effort, with innovation at the heart of Quest’s business. It designs and develops new flavour and fragrance ingredients and compounds that create a distinctive sensory impact. This demands a complex, artistic and technical process, combining the knowledge and skill of Quest’s perfumers and flavourists with the expertise of its application and research chemists. Quest has research centres at Ashford and Naarden, and product development teams at six other sites around the world. Quest also benefits from being part of the wider ICI Group and the science base that is available to support innovation.

Strategy
Quest operates in markets that ICI believes present attractive growth opportunities. Within the ICI strategic matrix, both the Flavours and Fragrances business are therefore positioned in the “grow aggressively” segment. The Group believes that Quest’s competitive position is based on four distinctive strengths.

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DESCRIPTION OF BUSINESS	13

These are:

•	the quality of its customer relationships and consumer understanding;

•	the creative skills of its perfumers and flavourists;

•	the technological advances resulting from its research and development; and

•	the customer service and support provided by its marketing and application groups as well as its global network of servicing units.

These strengths enable Quest to assist its customers in making their products and brands successful. Within the overall Group strategy, Quest’s strategy is to continue to build on these strengths, while:

•	focusing on growth with key customers;

•	investing in consumer understanding;

•	creating and making best use of an effective and efficient innovation process; and

•	working to ensure operational excellence in both service levels and costs by focusing on appropriate parts of the value chain and by continuous process improvement.

Brief description of activities
Quest’s innovative flavours and fragrance products consist of compounds of blended ingredients created by expert flavourists, perfumers and scientists. Certain of these compounds contain molecules which have been created by Quest’s chemists and which add distinctive characteristics to its products. Quest also has a strong presence in nature-identical flavours for sweet and culinary applications.

Fragrance ingredients are the scented building blocks of the fragrance formulae. They can also contribute additional technical characteristics, such as deodorisation or insect repellence, to the finished compound.

In both divisions finished products are manufactured through a compounding process that, whilst relatively non-capital intensive, demands high degrees of precision in dosage control, ingredient traceability and cleanliness. Proprietary knowledge of formulae and processes is retained by the business and secures strong product differentiation. Critical to the success of the business is researching consumer trends, developing successful molecules and ingredients and delivering the expertise of the flavourist or perfumer to the customer in the finished product.

Raw materials

Quest purchases thousands of different raw materials from sources across the world. The main natural raw materials are extracts and concentrates from fruits, vegetables and other flora as well as animal products and essential oils. Synthetic raw material purchases are mostly organic chemicals.

The flavours business is organised around several key markets and global customer accounts. The principal markets are sweet and savoury foods and beverages.

Similarly, the fragrance business is organised around key product applications and accounts. The principal markets are personal care, homecare products, fine fragrance, and oral care.

Developments in 2004
In the second quarter of 2004 Quest divested its food ingredients business, which together with the flavours business had previously made up the food division. The food ingredients business had been categorised within ICI’s strategic framework as “maintain selectively”.

The flavour product portfolio was enhanced with a number of new product launches in 2004. ‘Dairy Designer’, a range of fermented dairy extracts, was launched to enable modification of taste and aroma characteristics of dairy products

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14	DESCRIPTION OF BUSINESS

Uniqema

that are incompatible with current flavour systems. Within ‘Citrusense’, Quest’s range of citrus flavours, new cultivars, add backs and topnotes were developed to help beverage customers to launch distinguishable products, underpinning Quest’s position and progress in the citrus market segment. ‘Coffeesense’ was launched globally to facilitate the ongoing diversification in coffee flavours both for coffee and other beverage applications. ‘Quisine’ is a new range of culinary flavours that give authentic taste to industrial cooked food. The ‘Quisine’ range demonstrates Quest’s creativity in capturing different cooking techniques in authentic taste profiles, respecting culture and local preferences of consumers around the world.

During 2004 Quest completed a new Research and Development centre in Naarden. In September a significant customer event was organized to showcase the new facilities, focusing on Quest’s flavour application and research capabilities under the theme – “Quest is back and better”.

In the fragrance business, Quest continued to offer clients unique propositions. The consumer-understanding programme proved to be a key differentiator with clients in terms of insight into their fragrances and brands. The tool has been extended from fine fragrance for use in research in home and personal care products, allowing targeted development of perfumes and marketing for these areas.

In 2004, the business extended its position further with a number of key clients. Growth of the fine fragrance business was sustained by successfully winning a number of high profile brands such as ‘Beyond Paradise Men’ and ‘True Star’ from the Estee Lauder Companies, ‘Curious’ from Elizabeth Arden and ‘Echo Women’ from Lancaster.

Background
Uniqema is a leading manufacturer of surfactants, oleochemicals and derivates with major operations in North America and Europe. In 2004 Uniqema accounted for 11% of ICI’s sales.

The business supplies a broad range of base and specialty chemicals into a wide range of end markets and applications. Its market scope includes polymers, lubricants, personal care, health care, process intermediates, crop protection, oilfield, textiles, polymer additives and cleaning.

Strategy
ICI believes that Uniqema’s strength is its strong market position in the synthetic lubricants, personal care and the European and US oleochemicals sectors. Within the overall Group strategy, Uniqema’s businesses are predominately within the “maintain selectively” segment of the strategic matrix. As such, Uniqema’s strategy includes growth in selected, niche markets, but focuses on improving its operational cost base through manufacturing site rationalisation and reducing overhead costs.

Brief description of activities
ICI believes that Uniqema has a strong position in synthetic lubrication. It manufactures and markets a wide range of synthetic basestocks and ingredients which are formulated into engine, compressor, gear hydraulic and process oils and fluids, where high performance or environmental characteristics are required. Products are frequently tailored to specific customer requirements. ICI also believe that Uniqema is a leader in synthetic refrigeration lubricants, to which it provides worldwide technical support.

As a prominent player in the personal care market, Uniqema provides ingredients for skin care, hair care, oral care and toiletries. These include new vegetable-based products for skin care formulations, mild ingredients for cleansing formulations and functional ingredients for skin repair products and UV protection products.

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DESCRIPTION OF BUSINESS	15

Uniqema also supplies process intermediates based on natural fats and oils such as coconut, palm kernel and rape seed, which are split to yield fatty acids and by-product glycerine. Further processing of fatty acids yields a range of higher added-value products, such as surfactants, soaps, lubricants and polymers.

Raw materials

The raw materials for Uniqema include a wide range of both renewable (palm oil, rape-seed oil and tallows) and petrochemical based (ethylene oxide and propylene oxide) raw materials.

The headquarters and one of the major operating centres of Uniqema is in Gouda in the Netherlands. The other major operating centres of Uniqema are in Wilton in the UK, Newcastle Delaware, USA and Kuala Lumpur in Malaysia. Uniqema has a total of 15 manufacturing sites in Europe, North America and Asia Pacific.

Developments in 2004
Uniqema made good strategic progress in 2004 in market conditions that were improved in the USA but remained generally weak in Europe. The restructuring programme launched in 2003 yielded significant benefits from improved manufacturing efficiencies, lower inventories and reduced operating costs. The business commenced a plant rationalisation programme that is expected to be completed in the middle of 2005 with the closure of a manufacturing site in New Jersey, US and the relocation of its production to a larger Uniqema site in Delaware.

A rationalisation of Uniqema’s product range commenced and has yielded good returns, reducing the complexity of Uniqema’s product portfolio. Work also commenced on developing a new channel strategy for supplying Uniqema’s customers across Europe, with the principal benefits expected in 2006.

Selected new products were also launched during the year, reflecting the differentiated resource allocation strategy applied to the business. Where opportunities exist, because of proprietary knowledge and patented products, further value can be created within the portfolio.

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16	DESCRIPTION OF BUSINESS

ICI Paints

Background
ICI Paints is a leading international paint business and accounted for 39% of the Group’s sales in 2004. It concentrates primarily on decorative paint (over 90% of ICI Paints’ sales in 2004) and packaging coatings for food and beverage cans.

ICI Paints’ global business headquarters is located in Slough, in the UK. Major manufacturing facilities are located in the USA, UK, Brazil, Argentina, Germany, the Netherlands, France, China, India and Malaysia. Additional manufacturing facilities are located in 15 other countries. ICI Paints maintains its own sales distribution network in over 30 countries, and sells elsewhere through agents and distributors.

Strategy
The Decorative Paints strategy is essentially one of organic growth, supported by initiatives to improve the quality of the business by leveraging ICI Paints’ international capabilities. ICI Paints also uses its global knowledge and capabilities and applies these effectively in each of the regional and national markets in which it operates.

The strategy of ICI Paints is to maintain and develop its branded leading market positions in the global paints and coatings industry. ICI Paints expects to further develop its strategy by:

•	Profitable growth – channelling scarce resource (revenue expenditure, capital and people) to those areas which will generate best rewards.

•	Innovation – driving for new major differentiated products and services, linking strategic marketing with world leading technical skills.

•	Operational excellence – implementing key restructuring plans and improving planning/operating processes to reduce costs and inventory while improving customer delivery reliability.

•	People and organisation capability development.

Key competencies, which ICI Paints employs across its businesses include:

•	Marketing – identifying areas of significant potential through market understanding and exploiting these through highly professional category and brand management skills.

•	Research and development – supporting the increased emphasis on innovation in products, packaging and services, and targeting high impact cost reductions through leading edge colour, polymer and formulating science.

•	Operations – implementing process improvements and improved delivery reliability by sharing expertise and best practice across its businesses.

•	Procurement – optimising the mix of central contracts using ICI’s total purchasing power and local contracts bringing the advantages of tailored solutions/flexibility.

The regional markets for decorative paint are at different stages of growth and maturity and the ICI Paints strategy reflects this.

The Asia region is one of generally high growth, with paints markets tending to be fragmented, and the real competitive landscape restricted to the country level. To obtain competitive advantage in the region requires the leveraging of capabilities by transferring best practice in innovation, purchasing, marketing and channel development. The key focus of the business is to maintain accelerated profitable growth, with particular focus on China, Vietnam and Thailand.

The European region contains some large mature markets and a number of developing growth markets in Eastern and Central Europe. In the mature markets, ICI Paints has a leading position in the UK, with strong brands underpinned by a focus on innovation. There is significant brand equity with ‘Dulux’, ‘Hammerite’, ‘Cuprinol’ and ‘Polycell’. The focus of the European business is on improvement of product range, expansion in

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DESCRIPTION OF BUSINESS	17

developing markets, reduction of its cost-base and the improvement of operational efficiency and profitability of the Continental European operations.

The Latin American business has strong positions in Brazil, Argentina and Uruguay where brand strength is maintained through capability in marketing and a focus on innovation.

In North America markets are generally mature and ICI has a strong presence in both trade and retail markets. In trade markets the focus is on a marketing strategy which establishes insights to end user needs, and in securing distribution density within metropolitan areas. In the retail business, the value chain is highly consolidated with a few retailers controlling 80% of distribution. ICI Paints has a significant relationship in this market with The Home Depot.

ICI Paints is also a leader in the sale of internal and external coatings for food and beverage cans. It manufactures and distributes a broad product offering of packaging coatings and has significant market positions in both the established markets of Europe and North America and the emerging markets of Asia and Latin America. The focus of this business is on profitable growth in South East Asia and Latin America, exploring opportunities for growth in non-metal packaging, in particular with PET bottle coatings, and in supply chain optimisation.

Technology and innovation are also important factors in the growth of ICI Paints. Success is enhanced by being first to the market with innovative, value-adding products and services that meet market needs. ICI Paints benefits technologically from the colloid, polymer and particle related science base and research carried out by other parts of the Group.

Brief description of activities
The decorative paints business has well-established brands in paint, woodcare, metalcare, adhesives and fillers and these include ‘Dulux’, ‘Glidden’, ‘Devoe’, ‘Valentine’, ‘Coral’, ‘Alba’, ‘Xyladecor’, ‘Hammerite’, ‘Polycell’, ‘Polyfilla’ and ‘Alabastine’.

Paint is manufactured through a mixing process that requires a high degree of control over product measurement, quality control and continuous assessment. Typically manufacturing operations are relatively non-capital intensive and activities can be scaled through additional working-shifts.

Raw materials

Key raw materials for ICI Paints include resins, solvents and pigments supplied by major chemical companies.

Paints are sold through a range of distribution channels. Branded architectural paints are sold through a combination of both independent retailers and stores and the Group’s own retail concerns, particularly in North America and the UK. Can coatings are supplied directly to beverage and food manufacturers in Europe, the Americas and Asia.

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18	DESCRIPTION OF BUSINESS

Developments in 2004
During 2004 ICI Paints has continued to focus on strengthening its brands and developing innovative products and services which meet and anticipate customers’ needs around the world.

In 2004, ICI Paints launched a number of new and innovative products and services to strengthen its brands across all key markets. There has been a successful international roll-out of ‘Magic White’ including an extension to trim products, ‘Easycan’ Polycell Basecoat and ‘Cuprinol’ ‘Rollable’. These were all innovations that were brought to market initially in 2003, but have been exploited internationally during 2004. In 2004 key innovations brought to market have been:

•	‘Pyroshield’, a water-based flame retardant that achieves the highest levels of regulatory compliance with no hazardous combustion products

•	‘Once Ready to Roll’, offering the convenience of a ready to use product,

•	‘Sublime Touch’, a sensorial new wall finish introduced in Latin America

•	A new colour display for the UK Retail market

•	A re-designed web-site to assist colour scheming and other customer service needs

•	Extensions to Point of Sale Tinting in Asia

The Paints business has also benefited from significant cost savings as a result of the restructuring programme announced in 2003.

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DESCRIPTION OF BUSINESS	19

Regional and Industrial

Background
Regional and Industrial comprises several businesses which are essentially local in their scope, the most significant of which are located in Pakistan, Argentina and India. The businesses accounted for 7% of the Group’s sales in 2004. In Pakistan and India, ICI operates through non wholly-owned subsidiary companies, quoted on the local stock exchanges.

Strategy
ICI has divested many of the Regional and Industrial businesses in recent years, and further divestments will be made if they enhance value. The strategies of most of the businesses are focused on selective areas of growth, with an emphasis on improving cost and capital effectiveness.

Brief description of activities
ICI Pakistan has interests across a number of different market sectors. The more important of these are the manufacture of polyester staple fibre for the textile industry and soda ash for soaps, detergents, glass and paper. Other businesses of ICI Pakistan include pharmaceuticals, specialty products and trading. Pakistan PTA Limited, located at Port Qasim near Karachi, manufactures purified terephthalic acid (PTA) for the fibre industry.

ICI India sold its nitrocellulose business in March 2004 and its Regional and Industrial business operations now comprise a rubber chemicals business which has manufacturing facilities near Kolkata.

ICI Argentina manufactures a range of products of which wine chemicals and sulphur related products are the most important. The wine chemicals business is located near Mendoza, whilst the sulphur related products are manufactured at San Lorenzo, near Rosario.

The Regional and Industrial businesses sell into a wide range of industries including engineering, textiles, pharmaceuticals, aerospace, electronics and the extractive industries. Products are either marketed directly or through independent merchants, wholesalers and distributors who resell to small users. Commodity products are sold through a direct sales force or through distributors primarily to other operators in the chemical industry.

Developments in 2004
During 2004, the Group sold 18.9% of the issued share capital of Pakistan PTA Limited by private placement. Gross proceeds from the disposal amounted to £26m.

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24	OPERATING AND FINANCIAL REVIEW

Counterparty credit risk
The Group’s counterparty credit risks arise mainly from non-central operating cash held on short-term bank deposit, the positive “mark to market” effect of swaps and counterparty risk arising from the liquidity of the Group’s captive insurance company. The Group considers the risk of material loss in the event of non-performance by a financial counterparty to be low.

Quantitative disclosure about market risk
The analysis below presents the sensitivity of the market value or the fair value of the Group’s financial instruments to selected changes in market rates and prices. The rates of change chosen reflect the Group’s view of changes that are reasonably possible over a one year period. Fair values are quoted values or, where these are not available, values obtained by discounting cash flows at market rates or using option valuation models. The fair values for interest rate risk are calculated by using a standard zero coupon discounted cash flow pricing model.

Market risk – Interest rate sensitivity
The sensitivity analysis in the table which follows assumes an instantaneous 1% movement in interest rates of all currencies from their levels at 31 December 2004, with all other variables held constant.

Market risk – Interest rate sensitivity
	Fair value		Fair value change
	31 December		+1%	–1%
	2004	2003	movement in	movement in
			interest rates	interest rates
	£m	£m	£m	£m

Loans	(1,355)	(1,940)	42	(45)

Currency swaps	(2)	(21)	–	–

Interest rate swaps	12	17	(4)	5

The movement in fair value of debt and instruments hedging debt will not result in any immediate change to the Group’s financial statements since fair values are not recognised on the Group’s balance sheet. An absolute increase in interest rates of all currencies of 1% would increase Group net interest payable for the year by £11m.

Market risk – Foreign currency sensitivity
The sensitivity analysis in the table which follows assumes an instantaneous 10% change in foreign currency exchange rates against Sterling from their levels at 31 December 2004, with all other variables (including interest rates and currency option volatility) held constant.

Market risk – Foreign currency sensitivity
	Fair value		Fair value change
	31 December		+10%		–10%
	2004	2003	strengthening		weakening
			of sterling	*	of sterling *
	£m	£m	£m		£m

Loans	(1,355)	(1,940)	78		(96)

Currency options	–	6	–		–

Currency swaps	(2)	(21)	28		(34)

Forward contracts

hedging debt	(12)	(12)	18		(22)

hedging working capital	1	1	2		(2)

hedging anticipated cash flows	–	1	–		–

* Against all currencies.

The Group’s debt after financial derivatives at the 2004 year-end was held 58% in US dollars, 31% in Euro and Euro related currencies, 7% in Yen and 4% in other currencies.

Market value changes from movements in currency rates in loans, currency swaps and forward contracts hedging debt, and similar movements in the values of the investments being hedged, are taken through the Group’s statement of total recognised gains and losses in accordance with SSAP 20 and FRS No. 3.

Market value changes due to exchange movements in forward contracts hedging working capital are recognised in trading profit immediately, but are offset by gains/losses on the working capital they are hedging.

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OPERATING AND FINANCIAL REVIEW	29

Group expenditure on tangible fixed assets

	2004	2003	2002	*		2004	2003	2002	*
	£m	£m	£m			£m	£m	£m

Continuing operations					Continuing operations

National Starch	64	59	52		United Kingdom	23	21	53

Quest	17	20	52		Continental Europe	38	39	65

Uniqema	18	22	38	*	Americas	68	60	64

Paints	48	43	53		Asia Pacific	31	34	33

International Businesses	147	144	195		Other countries	–	–	–

Regional and Industrial	13	10	20

Total	160	154	215		Total	160	154	215

Depreciation	169	250	196

* Includes Synetix and Security Systems businesses, which were sold in 2002.

Sources and availability of raw materials
The raw materials used by the Group are from a diversity of sources, including petrochemical based raw materials, renewable resources, and a range of other materials. These raw materials are generally available from multiple suppliers which would enable business to continue in the event of any interruption of supply, although some business units rely on a small number of suppliers for their key raw materials. The prices of raw materials are subject to normal conditions of supply and demand. The prices of some raw materials are volatile and are affected by cyclical movements in commodity prices and the availability of such materials.

Intellectual property
ICI has thousands of patents and patent applications which help to protect its technology and numerous trademark registrations which help to protect its brands. In addition, ICI derives substantial competitive advantage from trade secrets and proprietary business knowledge relating to formulae, products, processes and technical know-how.

ICI uses appropriate terms of employment and management processes to identify and protect its intellectual property. As necessary, it enters into confidentiality agreements with customers, suppliers and other third parties to protect the confidentiality of its proprietary, technical and business information.

Capital expenditure
The analysis in the table above summarise the Group’s capital expenditure on tangible fixed assets over the three year period ending 31 December 2004. Capital expenditure of £160m for 2004 was £6m above 2003, and included investments in a new starch manufacturing facility in China and in support of the restructuring programme.

In 2004, capital expenditure was incurred on a large number of relatively minor projects aimed at achieving additional capacity, as well as for productivity improvements through increased automation of manufacturing processes and the relocation and consolidation of facilities.

Commitments for capital expenditure not provided in the Group’s consolidated financial statements totalled £123m at 31 December 2004 (2003 £132m).

These are analysed further in note 39 to the consolidated financial statements between those for which contracts have been placed and those authorised but not yet contracted.

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30	OPERATING AND FINANCIAL REVIEW

Research and development (R&D)
A Technology Board, comprising the senior business R&D managers and led by the Group Vice President of R&D, is responsible for the development of the Group’s Technology Strategy and its implementation by the R&D staff employed by the Group’s businesses. In 2004, expenditure on R&D by continuing operations before exceptional items and excluding Technical Service, amounted to £147m (2003 £150m; 2002 £148m). This expenditure represented 2.6% of sales in 2004 (2003 2.6%; 2002 2.5%).

Each of the Group’s businesses is responsible for its own R&D resources and for driving innovation to meet the needs of its customers and markets. The business R&D teams are complemented by a central R&D resource that aims to provide world class capabilities that are common to all the businesses. The Group’s distributed technology network draws on the expertise across ICI thus allowing new products and processes to be developed and exploited by individual businesses more rapidly, and stimulating new options from the combination of the technical capabilities of the Group’s different businesses.

In 2002, a Business Development Board was established, comprising senior managers from the individual Businesses, the Group Vice President of R&D, planning support from the Corporate Centre, and chaired by the Executive Vice President Uniqema. The purpose of the Board is to accelerate the commercial exploitation of technology opportunities within ICI, and reflects the desire to continuously develop and strengthen the links between market needs and technology capability.

In 2004 the Business Development Board’s attention has been focused on the exploitation of the Group’s capabilities in Delivery Systems that control the in-use release of products in the personal care, flavours, and fragrances markets. The Business Development Board has also been working with the Technology Board in managing the portfolio of projects undertaken by the central technical resources, so as to optimise the business value to the ICI Group.

ICI has appointed three leading academics to a Science Advisory Board to help challenge and develop its expertise in the breadth of rapidly changing science and technology needed in its Businesses. The appointees are Paul Calvert, Professor of Materials Science at the University of Massachusetts, Dartmouth; Jean Frechet, Professor of Chemistry at the University of California, Berkeley; and Gary Beauchamp, Director and President of the Monell Chemical Senses Center in Philadelphia. The Science Advisory Board has been closely involved in developing strategy in key capability areas such as High Throughput Experimentation, delivery systems, nutrition and fillers/resins.

The Group’s prime technology areas, namely biosciences, molecular sciences, and materials, have been established to support its goals in selected growth markets. Within each of these areas is a portfolio of projects that is intended to accelerate the Group’s long-term technology development.

Bioscience has key areas of knowledge and expertise, which the Group applies to the development of personal care, food and beverage products. Products to combat the rise in human obesity are an opportunity that ICI is already addressing and show good growth potential. The Business Development Board and the Technology Board are supporting projects in this sector to develop knowledge and strengthen capabilities.

Molecular Sciences underpin much of the Group’s product development and here its focus is on high throughput R&D to explore novel molecules, formulations and processes. In addition to growing capabilities in the ICI businesses, a centre of excellence has been established with corporate funding to apply the High Throughput Experimentation methodologies in developing ICI’s position in formulation science and technology. Projects have been completed in areas such as personal care, lubricants, paint, and materials development.

Current projects in the materials area are directed towards increasing the Group’s ability to fabricate at the nano-scale for macro-scale effects. From such research has come the recently – launched, Dulux Diamond Glaze range, where exceptional hardness and durability is achieved at a highly competitive price through the control of polymer structure at the molecular level. Fundamental research on transport properties in filled polymer systems is carried out by the central resources and underpins the growth of the Electronic and Engineering Materials division of National Starch.

The prime technology areas mentioned above are underpinned by strong capabilities in measurement science, and in modelling, both critical elements of ICI’s strong formulation science base. The competitive edge of the Group comes from the combination of these capabilities, not merely the demonstration of excellence in any one area.

With the steady growth of ICI’s business in China the provision of technical capabilities in that region is of increasing importance. Existing applications laboratories will be reinforced, and it is planned to add local product development capability for growth businesses such as paints, adhesives and electronics.

Regulation, safety, health and the environment
ICI’s businesses are subject to the normal regulatory framework applicable to a specialty products and paints company, notably various health, safety and environmental rules both at national and local levels in each of the jurisdictions in which it operates. The scope and severity of such laws vary across the different businesses and according to the jurisdiction concerned. The various manufacturing processes that are operated require consents and licences including relevant emission permits. The Group requires full compliance by its businesses with all relevant Safety, Health and Environment (SHE) laws and regulations in each jurisdiction in which it operates.

Its businesses also voluntarily conform to international and national codes of best practice appropriate to their business.

ICI attaches great importance to safety and health, to reducing any adverse environmental impact of its activities, year-on-year and to developing products and services with improved environmental features.

ICI’s policy is to improve its SHE performance continuously and to have in place quantitative measures to monitor progress. For these reasons, since 1991 ICI has published 5-year improvement targets for SHE. The current set, “Challenge 2005”, was published in 2001 to be achieved by the end of the year 2005. “Challenge 2005” focuses on the effects of the Group’s activities on climate change, air, land, water, and other potential impacts. Targets include reducing environmental burden in specific categories, a commitment to improve energy efficiency per tonne of production by a further 5% of the 2000 base level, and on further reducing,

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OPERATING AND FINANCIAL REVIEW	31

by 50%, employee and contractor injuries and illnesses from the 2000 outturn. ICI developed the measurement of environmental burden in 1995 in order to take account not just of the quantity of an emission but its potential impact on the environment. It uses the environmental burden methodology to help prioritise actions for further performance improvement.

ICI maintains its focus on SHE and, in the fourth year of “Challenge 2005”, is on plan to meet the majority of its objectives and has actions in place to address those areas that are behind target. Full details are published in the Sustainability Report and on our website, www.ici.com. ICI’s performance in 2004 is currently being verified by Enviros Consulting Ltd, and the detailed performance results and verification statement will be published on the website. During 2004, there were eleven instances of breaches of safety, health, environmental or product regulations which resulted in prosecutions or fines totalling £40,000. Each was investigated and appropriate action taken.

The main process by which the Group manages SHE issues and seeks to meet its objectives is the Responsible Care Management System (RCMS). This sets out standards along with guidelines, training, auditing and procedures for reviewing and reporting performance, all of which are essential to continuous improvement. The system covers operations on site as well as security, product stewardship and community relations. RCMS has been independently verified by Lloyd’s Register Quality Assurance Limited as complying with the US and UK Responsible Care Codes, the certifiable international standards for environmental and Occupational Health and Safety management systems, ISO 14001 and OHSAS18001, and the ICC (International Chamber of Commerce) Business Charter for Sustainable Development.

ICI works to manage and minimise the risks associated with the condition of the soil and groundwater on its sites and has developed further procedures to enable the ranking of priorities for management attention. ICI is engaged in research aimed at developing and implementing more cost effective environmental remediation technologies, some of which is being done in collaboration with other companies and academic institutes.

The raw materials which the Group’s businesses use and the products that they produce are subject to demanding regulations concerning product safety in all parts of the world. These regulations, which also cover product testing and risk assessment requirements, are subject to review and revision, as is currently happening in Europe with the proposed REACH (Registration, Evaluation and Authorisation of Chemicals) regulations. The Group is assessing the potential impact of these proposals on its businesses and will ensure compliance when the new European Union regulations come into force.

There is a growing pressure from legislators, customers and the general public to reduce the environmental and health impacts of products throughout their life cycle. ICI is responding to this by ensuring that each business has a ‘Product Stewardship’ programme in place. This voluntary programme embraces, through best business practices, product regulatory requirements, societal pressures, reducing the risk of harm to people and the environment, and ICI aims to provide the relevant information to enable correct use and disposal of products.

Anticipating external pressures and concerns and providing speedy, innovative solutions with lower environmental and societal impact is becoming a key aspect of sustaining competitive advantage. ICI recognises these pressures and is responding with the introduction of new processes, products and services that improve the efficiency of use of raw materials and utilities and reduce adverse effects.

Processes are in place for regular reviews of environmental liabilities, and provisions were established by 31 December 2004 in accordance with the accounting policy described in the Group financial statements on page 59. Although there can be no guarantees, management believes that, within the existing legislative framework and taking account of the provisions already established, the cost of addressing currently identified environmental obligations (as ICI currently views these obligations) is unlikely to have a material adverse effect on its financial position or results of operations.

Employees
As of 31 December 2004, ICI employed 33,820 people. An analysis of employee numbers by business and geographical area may be found in note 35 to the consolidated financial statements. ICI has a mixture of unionised and non-unionised operations across the world. ICI considers its relations with its employees to be generally good.

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32	BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT TEAM

Board of Directors

1. Peter B Ellwood, CBE
Chairman
Appointed a Non-Executive Director and Deputy Chairman on 27 June 2003 and Chairman with effect from 1 January 2004.

Peter Ellwood joined Barclays Bank in 1961 where he held a number of senior roles including Chief Executive of Barclaycard from 1985 to 1989.

In 1989 he joined TSB Bank as Chief Executive, Retail Banking, was appointed a Director of TSB Group in 1990 and became Group Chief Executive in 1992. Following the merger with Lloyds Bank in 1995, he became Deputy Group Chief Executive of Lloyds TSB Group plc, subsequently becoming Group Chief Executive in 1997 until his retirement in 2003. He was Chairman of Visa International from 1994 to 1999.

Peter Ellwood was made a Commander of the Order of the British Empire for services to banking in 2001 and is a Fellow of the Chartered Institute of Bankers. He has received Honorary Doctorates from both Leicester University and the University of Central England. He is Chairman of the UK Royal Parks Advisory Board, The Royal Parks Charitable Foundation and The Work Foundation of Great Britain. He is also a Director of the Royal Philharmonic Orchestra and Deputy Chairman of the Royal College of Music.

In his business career Peter Ellwood has been a leader in driving structural change and efficiency improvement and he brings to his role as Chairman extensive business experience, energy and determination. Aged 61.

2.  John D G McAdam
Chief Executive
Appointed a Director on 1 March 1999 and Chief Executive on 9 April 2003. He joined the Company in 1997 following the acquisition of the Speciality Chemicals businesses from Unilever.

John McAdam graduated from Manchester University with a first class honours degree in chemical physics and, after completing his doctorate, was awarded a research fellowship.

In 1974 he joined Unilever as a management trainee and held a variety of managerial positions within Birds Eye Foods before joining the Board of Unilever’s flavours and fragrance business, PPF International, as Technical Director. In 1987, he joined the Board of Quest International as Senior Vice President in charge of Manufacturing, Logistics and Procurement before returning to Birds Eye Walls, where he assumed Board responsibility for Manufacturing, Research and Development.

In 1993 he was appointed Chairman of Unichema International and, following ICI’s acquisition of the Unilever Speciality Chemical businesses in 1997, became Chairman and Chief Executive Officer of Quest and a member of the ICI Executive Management Team. In January 1998 he was appointed Chairman and Chief Executive of ICI Paints and the following year he was elected to the Board of ICI with additional responsibility for Research, Development and Technology and ICI’s activities in Asia.

John McAdam is a business leader with a strong focus on results and extensive knowledge of ICI’s operations around the world. The Board believes that the combination of knowledge, drive and leadership that he is bringing to bear on the issues facing ICI is serving both the Company and its shareholders well.

John McAdam is a Non-Executive Director of Severn Trent Plc, a member of the University of Surrey Business Advisory Board and a member of the University of Cambridge Chemistry Advisory Board. Aged 56.

3.  David C M Hamill
Director
Appointed a Director on 8 December 2003. He is Chairman and Chief Executive of ICI Paints.

David Hamill joined the Company from Royal Philips Electronics where he was a member of the Group Management Committee. A graduate in production engineering and management from Strathclyde University, David Hamill worked for Honeywell and General Instruments before joining Philips Semiconductors as product manager in 1986. He held a number of senior positions within Philips’ Power Semiconductors and Lighting businesses, becoming President of Philips Lighting Asia Pacific in 1996 and Executive Vice President of Philips Lighting and Chief Executive Officer of the Lamps business group two years later. In May 2001 he became President and Chief Executive Officer of Philips Lighting.

David Hamill has held senior management roles in Europe and Asia where he has gained considerable production, commercial, marketing and finance experience. Whilst his experience with large retail customers has specific relevance for ICI Paints, his broader business expertise, and in particular his understanding of Asian markets, is of value to the Group as a whole.

David Hamill was appointed a Non-Executive Director of BPB plc on 26 January 2005. Aged 47.

4.  Charles F Knott
Director
Appointed a Director on 1 September 2004. He is Chairman and Chief Executive of Quest International.

Charles Knott graduated from Newcastle University in 1976 with an honours degree in Mathematics and Statistics. He joined National Starch and Chemical Company in 1984 as Commercial Director of Laing-National in Manchester and subsequently served in Germany and the Netherlands before returning to the UK in 1990 as Managing Director of National Starch’s UK Adhesives operations.

Charles Knott was appointed Divisional Vice President, Performance Adhesives, in the United States and in 1994 became Senior Divisional Vice President and General Manager for the US Adhesives business.

In 1995 he relocated to Singapore to lead National Starch’s Asia-Pacific operations as Corporate Vice President. He was appointed National Starch Chief Operating Officer in January 2001. In March 2003 he became Chairman and Chief Executive of Quest International, and Executive Vice President and member of the Executive Management Team of ICI. Aged 50.

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BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT TEAM	33

5. William H Powell
Director
Appointed a Director on 2 February 2000. He is Chairman and Chief Executive of National Starch and Chemical Company and has Board responsibility for Sustainability (which includes Group Safety, Health and Environment matters).

William Powell joined National Starch and Chemical Company in 1976, gaining extensive experience in production, planning and general management. In 1981, he was appointed Divisional Vice President of Manufacturing for Adhesives and Resins. He was promoted to Corporate Vice President of the Resins and Specialty Chemical Division in 1984; Corporate Vice President, International in 1986; Group Vice President, Industrial Starch and Food Products division in 1989; and Executive Vice President in 1997. In 1999, he was appointed Chairman and Chief Executive Officer.

William Powell has a degree in chemistry and a master’s degree in chemical engineering from Case Western Reserve University. In addition he has a Masters in Business Administration from the University of North Dakota. He is a past Chairman of the Corn Refiners Association and currently an Honorary Director. He is a Non-Executive Director of Granite Construction Inc. and a member of the Institute of Food Technologists and the American Institute of Chemical Engineers. He is also a member of: the Board of Directors of the American Chemistry Council; the Executive Committee of the Society of Chemical Industry, American Section; the Board of Overseers of the New Jersey Institute of Technology; and the Board of Trustees of the State Theatre of New Jersey. Aged 59.

6.  Timothy A Scott
Chief Financial Officer
Appointed a Director and Chief Financial Officer on 23 May 2001. He is Chairman of the ICI Charity Trust and Appeals Committee.

A graduate of St Catherine’s College, Oxford with a degree in chemistry, he is a member of the Chartered Institute of Management Accountants.

Timothy Scott joined the Company in 1997 following the acquisition of the Speciality Chemicals businesses from Unilever. He joined Unilever in 1983 and during the first six years of his career worked in a variety of businesses in the UK, US and the Netherlands in a range of financial positions. In 1989 he joined Unilever’s UK-based Mergers & Acquisitions department and three years later moved to Unichema in the Netherlands as Senior Vice President Commercial, becoming Group Vice President, Europe in 1995. In 1998 he was appointed Chief Administrative Officer for ICI Paints in North America and the following year became ICI’s Vice President Strategy and Performance. Aged 42.

7. Adri Baan
Non-Executive Director
Appointed a Non-Executive Director on 25 June 2001. He has a master’s degree in physics from the University of Amsterdam and joined Philips as a project manager in 1969.

He has held a series of senior positions with Philips in Europe and North America. From 1984 to 1986 he was Vice Chairman of Philips Industrial Electronics in Eindhoven and two years later was appointed Executive Vice President, North American Philips. He was Managing Director of Philips Business Electronics from 1993 to 1996 and Chief Executive Officer and a Member of the Group Management Committee from 1996 to 1998. In 1998 he was appointed Executive Vice President, Royal Philips Electronics and Member of the Management Board, a position which he held until 2001.

In addition he was formerly the Chairman of Integrated Production and Test Engineering N.V., and a Director of Medquist, NPM Capital, PSA Corporation Limited (Port of Singapore Authority) and Hesse-Noord Natie, Port of Antwerp.

He is currently a Director of: Wolters Kluwer N.V.; ASM International N.V.; International Power plc; the Trust Office of KAS BANK NV; OCE NV; PSA Europe Limited; and AFM (the Authority for Financial Markets in the Netherlands). He is also Vice Chairman of Koninklijke Volker Wessels Stevin N.V. Aged 62.

8. Rt. Hon. Lord Butler of Brockwell, KG, GCB, CVO
Senior Independent Director
Appointed a Non-Executive Director on 1 July 1998. He is the Board’s Senior Independent Director.

After graduating with a double first in Mods and Greats from University College, Oxford, Robin Butler joined the Treasury in 1961 where he held a succession of posts before becoming Private Secretary to the Financial Secretary in 1964 and Secretary of the Budget Committee from 1965 to 1969. He was seconded to the Bank of England in 1969 and subsequently acted as Private Secretary to three Prime Ministers.

In 1985 Robin Butler became second Permanent Secretary, Public Expenditure and in 1988 he was appointed as Secretary of the Cabinet and Head of the Home Civil Service.

He is currently Master of University College, Oxford and a Non-Executive Director of HSBC Holdings plc. In 1999 he served on the Royal Commission on Reform of the House of Lords and in 2004 chaired the UK Review of Intelligence on Weapons of Mass Destruction. He is also a trustee of the Globe Trust, a trustee of the Rhodes Trust and Chairman of the Churchill Museum UK Appeal Committee. Aged 67.

9.  Joseph T Gorman
Non-Executive Director
Appointed a Non-Executive Director on 20 September 2000. He is Chairman of the ICI Audit Committee.

A graduate of Kent State University and holding a doctorate from Yale Law School, Joseph Gorman practised law for 5 years before joining the

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34	BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT TEAM

Board of Directors (continued)

legal department of automotive safety systems manufacturer, TRW Inc. in 1962.

He became Secretary of TRW in 1970 and Vice President in 1972. He served as Vice President and General Counsel from 1976 to 1980 when he was elected Executive Vice President and given responsibility for the Industrial & Energy business unit. In 1985 he was appointed President and Chief Operating Officer of the Company and three years later became Chairman and Chief Executive Officer.

A past Chairman of the US-Japan Business Council, he received Japan’s 1994 Prime Minister’s Trade Award for his contribution to promoting improved US-Japan trade relations. He has served on the Boards of the US-China Business Council and the Prince of Wales Business Leaders Forum and was a member of the President’s Export Council. He is a trustee of the Centre for Strategic and International Studies and also serves the Council on Competitiveness as a co-industry vice chair and member of the executive committee.

Joseph Gorman is a Director of Alcoa, Inc., The Procter & Gamble Company and National City Corporation. Aged 67.

10. Richard N Haythornthwaite
Non-Executive Director
Appointed a Non-Executive Director on 20 February 2001. He is Chairman of the ICI Remuneration Committee.

A graduate of The Queen’s College, Oxford with a degree in Geology and a Sloan Fellow of the Massachusetts Institute of Technology, Richard Haythornthwaite has over twenty five years of international industry experience covering a broad mix of strategic and operational roles.

He has extensive experience in organisational and cultural change leadership, cost reduction programmes, results-driven performance initiatives and executing and negotiating acquisitions and divestments worldwide.

Richard Haythornthwaite’s career began with BP plc where he held a variety of positions in its European and American operations from 1978 to 1995, including General Manager of the Magnus Oilfield and President of BP Venezuela.

In 1995 he joined the Board of Premier Oil, where he was responsible for corporate and commercial affairs, and two years later joined Blue Circle Industries plc as Chief Executive of Heavy Building Materials in Europe and Asia. He was appointed Group Chief Executive of Blue Circle in 1999. Following its acquisition of Blue Circle in 2001, he became a Non-Executive Director of Lafarge S.A., standing down from that Board in July 2003. From 1999 to 2003 he was a Non-Executive Director of Cookson Group plc.

Richard Haythornthwaite has, since 2001, been Group Chief Executive of Invensys plc. In addition he is the Chairman of the Centre for Creative Communities and the Almeida Theatre Company Limited as well as a board member of the British Council and the National Museum of Science and Industry. Aged 48.

11. Baroness Noakes, DBE
Non-Executive Director
Appointed a Non-Executive Director on 1 March 2004. A law graduate of Bristol University, Baroness Noakes has extensive experience both in the City, as a senior partner of KPMG, from which she retired in 2000, and as an adviser to the UK Government.

She joined Peat Marwick Mitchell & Co (now KPMG) in 1970 and was made a partner in 1983. Her experience was a combination of corporate and public sector work and she led KPMG’s international government practice.

From 1979 to 1981 she was seconded to HM Treasury. In a further secondment in 1988, she joined the Department of Health as Director of Finance and Corporate Information on the NHS Management Executive, the Board chaired by the NHS’ Chief Executive. She was a Director of the Bank of England from 1994 to 2001 becoming the Senior Non-Executive Director in 1998. She was a Non-Executive Director of John Laing plc from 2002 to 2004 and has also served as President of the Institute of Chartered Accountants in England and Wales.

Baroness Noakes is currently the Senior Independent Director at Carpetright plc and is a Non-Executive Director of Hanson plc and the English National Opera. She is also a Shadow Economic Affairs Minister in the House of Lords and is a trustee of the Reuters Founders Share Company. Aged 55.

New Directors appointed between Annual General Meetings to fill casual vacancies, or as additional Directors, retire at the Annual General Meeting following their appointment and are eligible for election. At each Annual General Meeting of the Company’s shareholders one third of the other Directors (being those longest in office since their last election) also retire and are eligible for re-election.

Charles Knott retires under Article 76 of the Company’s Articles of Association. He is recommended for election to the Board.

Adri Baan, Joseph Gorman and William Powell retire under Article 96 of the Company’s Articles of Association. All three Directors are recommended for re-election.

In addition, Robin Butler retires in accordance with the policy set out on page 54. He is recommended for re-election.

All Executive Directors are employed on rolling contracts subject to no more than one year’s notice.

No Director or Officer has a family relationship with any other Director or Officer.

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BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT TEAM	35

Executive management team

The Executive Management Team comprises the Executive Directors and the following:		Date first appointed as an Officer*

12.	Leonard J Berlik	1 April 2000
Appointed a member of the Executive Management Team in 2000. He is Executive Vice President, Uniqema. He also has regional oversight responsibilities for Group activities in Europe, the Middle East and Africa He joined National Starch and Chemical Company in 1972 and, prior to his appointment with Industrial Specialties (now Uniqema) in 2000, served as Executive Vice President of the Adhesives Division. He is a Non-Executive Director of NIZO food research B.V. Aged 57.

13.	Michael H C Herlihy	1 January 1996
Appointed a member of the Executive Management Team in 1996. He is General Counsel, Executive Vice President Mergers and Acquisitions and Company Secretary. A graduate of St Catherine’s College, Oxford, Michael Herlihy qualified as a solicitor in 1977 and joined ICI in 1979, gaining broad experience in the Petrochemicals and Plastics and Agrochemicals Divisions. In 1992 he was appointed Group Taxation Controller before being appointed General Counsel in 1996. In 2000 he assumed the role of Executive Vice President Mergers and Acquisitions and became Company Secretary on 1 November 2003. Aged 51.

14.	Rolf Deusinger	1 July 2002
Appointed a member of the Executive Management Team in 2002. He is Executive Vice President Human Resources. He joined the Company in October 1999 as Senior Vice President Human Resources for ICI Paints. Previously he was Head of International Human Resources for Messer Griesheim GmbH based in Germany. He has nearly 20 years international experience in the field of Human Resources, predominantly in consumer businesses, including PepsiCo, covering the Americas, Europe and Central Asia. Aged 47.

*	The persons listed above together with David J Gee, Executive Vice President, Regional and Industrial Businesses, are regarded as the Officers of the Company for the purposes of the Annual Report and Accounts.

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CORPORATE GOVERNANCE	37

Nomination Committee
The Nomination Committee is responsible for proposing new appointments of Directors to the Board and reviews succession plans and arrangements for the Board and EMT. It met on four occasions in 2004.

The Nomination Committee comprises the independent Non–Executive Directors under the chairmanship of Mr Ellwood.

In 2004 the Committee dealt with the appointment of two new Directors as described above. It also agreed the processes to be followed in relation to future Board appointments and discussed succession planning arrangements for NEDs.

Remuneration Committee
The Remuneration Committee determines, on behalf of the Board, the Company’s policy on the remuneration of the Chairman, Executive Directors and the most senior management of the Company. The Committee determines the total remuneration packages for these individuals including any compensation on termination of office. It met on five occasions in 2004.

The Committee comprises the independent NEDs under the chairmanship of Mr Haythornthwaite. The Chairman of the Committee normally invites the Chairman, Chief Executive, Executive Vice President Human Resources and Vice President Performance & Reward to attend meetings to respond to specific questions raised by the Committee. This specifically excludes any matter concerning their own personal remuneration.

The Remuneration Report on pages 43 to 54 includes details of remuneration policy and practices, and the remuneration of Directors.

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38	CORPORATE GOVERNANCE

Audit Committee
The Audit Committee assists the Board in the discharge of its responsibilities for corporate governance, financial reporting and corporate control. It met on four occasions in 2004. The Committee comprises the independent NEDs under the chairmanship of Mr Gorman. The dates on which these individuals were first appointed to the Committee are as follows:

J T Gorman	September 2000
A Baan	June 2001
Lord Butler	July 1998
R N Haythornthwaite	February 2001
Baroness Noakes	March 2004

The Board has determined that Mr Gorman and Baroness Noakes are the Audit Committee’s financial experts.

Regular attendees at Audit Committee meetings, at the invitation of the Chairman of the Committee, include: the Chairman, Chief Executive, Chief Financial Officer, Chief Internal Auditor, Group Financial Controller and the General Counsel. The Committee regularly meets with the external and internal auditors without the presence of management.

Audit and internal control
In accordance with the Turnbull Guidance on internal control, the Board confirms that there is a process for identifying, evaluating and managing the significant risks to the achievement of the Group’s strategic objectives. The process has been in place throughout 2004 and up to the date of approval of the Annual Report and Accounts, and accords with the Turnbull Guidance. The effectiveness of this process has been reviewed regularly by the Audit Committee which reports its findings for consideration by the Board.

The processes used by the Audit Committee to review the effectiveness of the system of internal control include:

•	Discussions with management on risk areas identified by management and/or the audit process;

•	The review of internal and external audit plans;

•	The review of significant issues arising from internal and external audits;

•	The review of management processes for significant Group risks defined by the full Board on the basis of proposals from the Group Risk Committee (GRC);

•	Annual compliance statements from each business and major function.

The Audit Committee reports to the Board the results of its review of the risk management process for the full Group risk register. The full Board reviews the Group risk register. The Board then draws its collective conclusions as to the effectiveness of the system of internal control.

The GRC consolidates and prioritises for the Board the inputs received from management of the businesses and corporate functions. The GRC comprises the heads of major corporate functions, the Chief Internal Auditor and the Deputy General Counsel.

The GRC reviews input from the businesses and corporate management and reports its conclusions to the Audit Committee.

The internal audit function reviews internal controls in all key activities of the Group, typically over a three year cycle. It acts as a service to the businesses by assisting with the continuous improvement of controls and procedures. Actions are agreed in response to its recommendations and these are followed up to ensure that satisfactory control is maintained. Quarterly reviews are also conducted between internal audit management and the senior management of the businesses to assess their current control status and to identify and address any areas of concern.

The Board is responsible for maintaining and reviewing the effectiveness of the Group’s system of internal controls. The internal control systems are designed to meet the Group’s particular needs and the risks to which it is exposed. They are designed to manage rather than eliminate the risk to the achievement of business objectives, and can only provide reasonable and not absolute assurance against misstatement or loss.

The Group’s strategic direction is regularly reviewed by the Board.

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CORPORATE GOVERNANCE	39

Annual plans and performance targets for each business are set by the Chief Executive and are reviewed in total by the Board in the light of the Group’s overall objectives.

The processes to identify and manage the key risks to the success of the Group are an integral part of the internal control environment. Such processes include strategic planning, the appointment of senior managers, the regular monitoring of performance, control over capital expenditure and investments and the setting of high standards and targets for safety, health and environmental performance. Businesses are responsible for meeting the defined reporting timetables and compliance with Group accounting manuals which set out accounting policies, controls and definitions.

The Chief Executive receives a monthly summary of financial results from each business, and the Group’s published quarterly financial information is based on a standardised and timely reporting process.

Responsibility for monitoring compliance with Group policies and guidelines rests with the chief executive officers of the businesses and with senior managers at the Corporate Centre. Annual statements of compliance are provided to the Board, and these statements are reviewed by the relevant functional leader for each policy area. In turn, there is an annual report to the Audit Committee, on behalf of the Board, on the degree of compliance with Group policies and guidelines. Corrections to any weaknesses found are monitored and controls are developed to match changing circumstances.

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40	CORPORATE GOVERNANCE

Principles of business conduct
As a leading international company, ICI’s reputation for high ethical standards is central to its business success. A Code of Business Conduct which provides guidance in this area has been communicated throughout the Group and a confidential, independently operated, whistle-blowing service is also provided to enable staff to report any suspected non-compliance. The Code is published on the Company’s website (www.ici.com) and is available in paper form from the Company Secretariat on request.

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44	REMUNERATION REPORT

2005 Remuneration structure

Performance Growth Plan (PGP)
The PGP makes conditional awards of ICI shares to Executive Directors which are linked to performance over a fixed three-year period, measured as follows:

•	for the Chief Executive and Chief Financial Officer, the number of shares earned under the PGP will depend wholly on the Total Shareholder Return (TSR) for ICI relative to the TSR of each of the companies in ICI’s Peer Group as set out below. TSR is the change in share price plus reinvested dividends;

•	for the other Executive Directors, each of whom has responsibility for the performance of one of ICI’s International Businesses, reward will also be based on the performance of their Business:

	•	50% of their award will be based on the TSR performance of the Company relative to the Peer Group;

	•	the other 50% of their award will depend on the Economic Profit performance over three years of the Business for which the Executive Director is responsible. Economic Profit is based on profit after tax less a charge for the use of capital.
•	in addition, the Remuneration Committee must be satisfied that the underlying profit performance of ICI is sufficient to justify the receipt of shares under the PGP, notwithstanding the relative TSR achieved.

The Peer Group for the TSR element represents key competitors of ICI’s International Businesses and companies comparable to ICI, selected on the basis of market location, size, portfolio and performance. The Peer Group is approved by the Remuneration Committee with advice from external independent advisers. It is reviewed annually and also on the occasion of a significant event impacting either ICI or one of the Peer Group companies. The companies for the conditional awards to be made in 2005 are: Air Products and Chemicals, Akzo Nobel, BASF, Ciba Speciality Chemicals, Clariant, Crompton Corporation, Degussa, Dow Chemical, DSM, Du Pont, Givaudan, International Flavors & Fragrances, Rohm and Haas Company, PPG Industries, The BOC Group and The Sherwin-Williams Company.

TSR has been selected as a performance measure as it will reward any relative out-performance of ICI versus its global competitors. TSR is calculated by independent external advisers and approved by the Remuneration Committee.

Economic Profit has been selected as it is a critical measure of profitable growth and efficient use of capital that are significant contributors to the generation of sustainable shareholder value. The Economic Profit targets for each International Business, which are set by the Remuneration Committee, are designed to be as demanding as the TSR measure.

The shares required to make awards under the PGP are provided via a trust funded by ICI. There is no dilution of the Company’s issued share capital as the shares are purchased in the market.

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REMUNERATION REPORT	45

2004 Actual remuneration

Base salaries
Salaries for Executive Directors were reviewed and increased with effect from 1 January 2004 when individual increases ranged from 2.5% to 6.7% with an average increase of 4.9%. Salaries remained around the market median. Details are shown in the Directors’ emoluments table on page 47.

Annual Incentive Plan
The bonus opportunity available to Executive Directors for 2004 for the achievement of on-target performance was 50% of base salary, with a maximum opportunity of 100% of base salary for significant over-achievement.

The targets focused on the delivery of profit, cash generation and key strategic objectives with greatest weighting on the financial measures of profit and cash. For those executives responsible for the performance of one of ICI’s International Businesses, the heaviest weighting was on profit of the executive’s own business, with the other financial measure being the cash performance of their business. On-target performance and the ranges defining minimum and maximum payment were agreed by the

Remuneration Committee and were set to be appropriately challenging for ICI Group and for each International Business. Indicatively, the financial performance required to achieve maximum payment in 2004 on the profit measure was 15% greater than the level for on-target performance.

Bonus payments to the executives in respect of performance in 2004 reflect the strong performance of ICI Group and the majority of the International Businesses. Profit targets were exceeded by ICI Group and all the International Businesses. There were high levels of cash generation and most cash flow targets were exceeded. This was achieved in conjunction with effective capital expenditure and good management of working capital throughout the year.

The key strategic objectives for 2004 focused on improving performance in specific areas of the business and strengthening the organisation. The executives demonstrated good performance against their key strategic objectives, with high levels of achievement in the areas of financial management and development of people.

The payments under the 2004 Annual Incentive Plan are shown in the Directors’ emoluments table on page 47.

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46	REMUNERATION REPORT

2004 Actual remuneration (continued)

Long-term incentives
For the 2002 to 2004 performance period of the Performance Growth Plan, ICI’s Total Shareholder Return ranked 14 out of the 17 companies in the Peer Group and, as a result, all awards under the TSR performance measure for this cycle lapsed.

Two Directors received awards under the Economic Profit measure of the Performance Growth Plan and these are shown on page 48 together with details of the performance achieved.

Share options granted up to and including 2003, under the share option plan approved by shareholders in 1994, were subject to a three-year performance test with subsequent re-testing. This plan has passed its 10-year approval period and no grants have been made since December 2003. The shares to meet options granted under this plan do not dilute ICI’s issued share capital as they are bought in the market.

Share options granted in 2004 were made under a new plan approved by shareholders in 2004. Details of this plan are laid out on page 44 and the performance condition set out on page 50. There is no retesting of the Performance Condition.

Performance graphs
(not subject to audit)

The first graph shows ICI’s five-year performance versus the Peer Group of companies for the TSR performance condition for PGP awards.

As required by the disclosure legislation, the second graph illustrates the performance of ICI and a “broad equity market index” over the past five years. The index shown is the FTSE 100 as ICI has been a constituent of this index throughout the five-year period.

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REMUNERATION REPORT	47

Directors’ emoluments
(audited)

		Base salary		Annual incentive		Benefits and other		Compensation for loss		Total
		and fees		payments		emoluments (note 2,3)		of office (note 4)		(note 5)
		(note 1)

		2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
	notes	£000	£000	£000	£000	£000	£000	£000	£000	£000	£000

P B Ellwood	6,7	240	51							240	51

Dr J D G McAdam	6,8	640	522	609	252	19	18			1,268	792

D C M Hamill	3,6	390	25	289		113	6			792	31

C F Knott	1,3,6,11	124		99		26				249

W H Powell	8,9	397	435	206	97	13	16			616	548

T A Scott		375	355	340	139	24	22			739	516

A Baan	10	36	30							36	30

Lord Butler	10	46	40							46	40

J T Gorman	10	46	40							46	40

R N Haythornthwaite	10	46	40							46	40

Baroness Noakes	1,6,10	30								30

Directors who retired or resigned during 2003

Lord Trotman	6		200								200

Dr B R O’ Neill	4,6		178				12	310	645	310	835

P J Drechsler	4,6		79				8	108	342	108	429

Total		2,370	1,995	1,543	488	195	82	418	987	4,526	3,552

(1)	Base salaries and fees for 2004, included in the table, are the same as the annual base salaries or fees in payment at 31 December 2004 except in respect of Mr C F Knott whose annual base salary, denominated in sterling, was £364,000 and Baroness Noakes whose annual fee was £36,000.

(2)	Benefits include company car, medical insurance and life and long-term disability insurance (where not provided within pension benefit plans).

(3)	Other emoluments comprise a retirement benefit allowance payable in cash to Mr D C M Hamill (see note 5 to pension benefits table on page 51) and an overseas allowance payable to Mr C F Knott.

(4)	Compensation for loss of office, as previously disclosed in the 2003 Remuneration Report, comprises all amounts that were required to be paid under agreements relating to Dr B R O’Neill and Mr P J Drechsler in respect of termination of their employment in 2003. As neither Dr O’Neill nor Mr Drechsler obtained alternative employment during the period to which these payments related, there was no mitigation and the amounts agreed were therefore paid in full. No further payments are due to either individual.

(5)	No payments were made during 2004 or 2003 in connection with expense allowances paid in respect of qualifying services chargeable to UK income tax.

(6)	Mr P J Drechsler and Dr B R O’Neill resigned as Executive Directors on 24 March 2003 and 8 April 2003 respectively. Dr J D G McAdam was appointed as Chief Executive on 9 April 2003, Mr P B Ellwood was appointed as a Non-Executive Director and Deputy Chairman on 27 June 2003, Mr D C M Hamill was appointed as an Executive Director on 8 December 2003, Baroness Noakes was appointed a Non-Executive Director on 1 March 2004 and Mr C F Knott was appointed as an Executive Director on 1 September 2004. Lord Trotman retired on 31 December 2003 and Mr Ellwood was appointed Chairman with effect from 1 January 2004. All amounts reported for these individuals are in respect of the part of the year for which they were employed as Directors.

(7)	During 2004, Mr P B Ellwood elected to receive 30% of his fees in the form of ICI Ordinary Shares.

(8)	During the year to 31 December 2004, Dr J D G McAdam received fees as a Non-Executive Director of Severn Trent Plc amounting to £32,500 of which £4,250 was delivered in the form of Severn Trent Plc ordinary shares. Also during 2004, Mr W H Powell received fees as a Non-Executive Director of Granite Construction Incorporated from the date of his appointment on 22 July 2004 to 31 December 2004 of US$29,350 (£15,954), of which US$14,675 (£7,992) was delivered in the form of Granite Construction Incorporated stock units. (This note is not subject to audit.)

(9)	In 2004 Mr W H Powell received a base salary of US$728,000 (2003 US$710,000). The year on year reduction in the sterling value in the table is due to translation at the average exchange rate (2004 £1 = US$1.832 : 2003 £1 = US$1.63).

(10)	For 2004 the remuneration of Non–Executive Directors comprised an annual fee of £36,000 (2003 £30,000). An additional £10,000 per annum (2003 £10,000) was paid to the Chairman of Board Committees and to Lord Butler in respect of his position as Senior Independent Director.

(11)	Mr C F Knott has service agreements with Quest in both the Netherlands and in the UK. Mr Knott’s annual base salary as at 31 December 2004 under these agreements comprised €377,000 and £108,000 respectively. The base salary disclosed is the total sterling equivalent in respect of the part year Mr Knott was employed as a Director. Mr Knott also participates in a one-off incentive agreement linked to the trading profit of Quest over a three-year period ended 31 December 2005. This arrangement pre-dates his appointment as an Executive Director and was agreed in 2003 under the terms of his appointment as Chairman and Chief Executive of Quest. The maximum payment that relates to his appointment as an Executive Director is approximately £40,000.

(12)	The aggregate emoluments paid or payable to directors in respect of qualifying services, which comprise base salary and fees, annual incentive payments, benefits and other emoluments totalled, £4,108,000 (2003 £2,565,000).

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48	REMUNERATION REPORT

Awards under Performance Growth Plan
(audited)

		Date of	Share price	Ordinary Shares that would be		Maximum number of Ordinary		Performance period
		award	determining	awarded for median TSR/on		Shares that
			award (note 1)	target Economic Profit		could be awarded
				performance

				TSR	Economic Profit	TSR	Economic Profit
	notes			measure	measure	measure	measure

Directors as at 31 December 2004

Dr J D G McAdam	2	28.03.02	3.25	20,949	20,949	52,373	41,898	01.01.02-31.12.04

		24.02.03	2.37	63,292	n/a	142,405	n/a	01.01.03-31.12.05

	3	11.08.03	2.37	29,535	n/a	89,662	n/a	01.01.03-31.12.05

		12.02.04	2.21	115,837	n/a	289,592	n/a	01.01.04-31.12.06

D C M Hamill		12.02.04	2.21	35,294	35,294	88,235	70,588	01.01.04-31.12.06

C F Knott		10.05.03	2.37	29,536	29,536	73,840	59,072	01.01.03-31.12.05

		12.02.04	2.21	32,488	32,488	81,221	64,976	01.01.04-31.12.06

W H Powell	4	28.03.02	3.25	65,316	65,316	159,664	130,636	01.01.02-31.12.04

	4	24.02.03	2.37	85,144	85,144	208,124	170,288	01.01.03-31.12.05

	4	12.02.04	2.21	78,796	78,796	192,612	157,592	01.01.04-31.12.06

T A Scott		28.03.02	3.25	40,050	n/a	100,123	n/a	01.01.02-31.12.04

		24.02.03	2.37	59,916	n/a	149,789	n/a	01.01.03-31.12.05

		12.02.04	2.21	67,873	n/a	169,683	n/a	01.01.04-31.12.06

(1)	The number of shares comprising the PGP awards is determined by the average share price of ICI Ordinary Shares for the three days preceding the date of grant. Prior to 2004 it was determined by the average share price for the month of December prior to the commencement of the performance period. In the case of the grants made on 28 March 2002 the December average share price shown in the table has been adjusted for the effect of the 2002 Rights Issue. In accordance with the disclosure legislation the Company is required to state the market price of its shares on the date of the award and these were as follows: 28 March 2002 £3.42, 24 February 2003 £1.57, 11 August 2003 £1.63 and 12 February 2004 £2.22.

(2)	Award made when Dr J D G McAdam was Chairman and Chief Executive of ICI Paints, with 50% of the award based on the Economic Profit performance of the Paints business.

(3)	On appointment as Chief Executive in 2003, Dr J D G McAdam received a supplementary award in accordance with the increase in his salary on appointment.

(4)	Mr W H Powell’s awards are in the form of ADRs, but for the purpose of this table have been disclosed in terms of Ordinary Share equivalents.

(5)	No variations to awards were made during 2004.

Shares vested under the Performance Growth Plan
(audited)

The following shares in respect of the performance period 1 January 2002 to 31 December 2004 vested on 11 February 2005.

	Ordinary Shares vested			Percentage of maximum number of Ordinary
Shares that could be awarded
	Number	Share price at	Value of shares	TSR	Economic	Total
	of shares	date of	at date of	measure	Profit
	vested	vesting	vesting		measure
		£	£	%	%	%

Dr J D G McAdam	41,898	2.75	115,220	–	100	44

Mr W H Powell	37,132	2.75	102,113	–	28	13

For comparative purposes, the value of shares vesting in 2003 was £43,792.

The award vesting to Dr J D G McAdam is in respect of his employment as the Chairman and Chief Executive of ICI Paints. Growth in Economic Profit for ICI Paints was above the maximum level set for the Business and this is reflected in the shares vested to Dr McAdam. The award vesting to Mr W H Powell reflects the NCV performance of National Starch. This was between the target and threshold level for vesting that was set at the start of the 2002-2004 performance cycle. The award to Mr Powell was made in the form of ADRs but for the purposes of this table have been disclosed in the form of Ordinary Share equivalents at the price of ICI shares on the date of vesting. The award to Mr T A Scott lapsed. The awards to Dr McAdam and Mr Powell based on the TSR condition also lapsed.

Prior to being appointed as a Director, Mr C F Knott participated in a cash based long-term incentive plan operated by National Starch. The performance period relating to this award made in 2002 ended on 31 December 2004. Mr Knott will receive US$25,267 in respect of his service as a Director during the performance period due to the Economic Profit performance of the National Starch business, which was as laid out above in respect of the shares vesting to Mr W H Powell.

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REMUNERATION REPORT	49

Directors’ interests in share options
(audited)

Grants during 2004 were made subject to a sliding scale performance condition that determines the number of shares that could vest. The condition is set out on page 50.

No gains were realised on the exercise of share options during 2004 or 2003.

		Options		Options	Options
		outstanding at		granted	lapsed
		1 January 2004	during 2004		during				Options outstanding at 31 December 2004
		or date of		(note 2)	2004
		appointment
		(note 1,2)
		Number of		Number of	Number of		Number of		Exercise	Date of	Earliest date	Latest
		shares		shares	shares		shares		price	grant	from which	expiry
							(note 3,4)				exercisable	date
	notes								£		(note 5)

Directors as at 31 December 2004

Dr J D G McAdam		24,545					24,545		10.077	18.05.98	18.05.01	17.05.08

	6	108,121					108,121		5.454	29.04.99	29.04.02	28.04.09

		90,416					90,416		4.242	21.02.00	21.02.03	20.02.10

		138,564					138,564		4.292	05.03.01	05.03.04	04.03.11

		149,647					149,647		2.840	13.03.02	13.03.05	12.03.12

		465,251					465,251		1.340	17.03.03	17.03.06	16.03.13

	7	654,761					654,761		1.680	11.08.03	11.08.06	10.08.13

				831,168			831,168		2.310	30.06.04	30.06.07	29.06.14

		8,145	†				8,145	†	1.580	11.12.03	01.02.09	31.07.09

C F Knott		10,909					10,909		10.077	18.05.98	18.05.01	17.05.08

		40,825					40,825		4.333	08.03.99	08.03.02	07.03.09

		47,535					47,535		4.242	21.02.00	21.02.03	20.02.10

		138,564					138,564		4.292	05.03.01	05.03.04	04.03.11

	8	154,448					154,448		2.840	13.03.02	13.03.05	12.03.12

	8	394,288					394,288		1.340	17.03.03	17.03.06	16.03.13

	9			466,233			466,233		2.310	30.06.04	30.06.07	29.06.14

D C M Hamill		386,138					386,138		2.020	10.12.03	10.12.06	09.12.13

				506,493			506,493		2.310	30.06.04	30.06.07	29.06.14

W H Powell	4,8	39,104					39,104		8.466	04.08.97	04.08.00	03.08.07

	8	31,284					31,284		10.077	18.05.98	18.05.01	17.05.08

	8	92,380					92,380		4.482	08.03.99	08.03.02	07.03.09

	8	98,708					98,708		5.690	28.05.99	28.05.02	27.05.09

	8	192,696					192,696		4.242	21.02.00	21.02.03	20.02.10

	8	272,816					272,816		4.292	05.03.01	05.03.04	04.03.11

	8	337,452					337,452		2.840	13.03.02	13.03.05	12.03.12

	8	820,808					820,808		1.340	17.03.03	17.03.06	16.03.13

	8			778,608			778,608		2.310	30.06.04	30.06.07	29.06.14

T A Scott		9,863					9,863		10.077	18.05.98	18.05.01	17.05.08

	6	25,311					25,311		5.454	29.04.99	29.04.02	28.04.09

		46,386					46,386		4.242	21.02.00	21.02.03	20.02.10

		116,440					116,440		4.292	05.03.01	05.03.04	04.03.11

		143,045					143,045		2.840	13.03.02	13.03.05	12.03.12

		440,438					440,438		1.340	17.03.03	17.03.06	16.03.13

				487,012			487,012		2.310	30.06.04	30.06.07	29.06.14

		2,412	†		(2,412	†)			3.943	02.10.98	01.12.03	31.05.04

		1,367	†				1,367	†	4.092	26.11.99	01.02.05	31.07.05

		532	†				532	†	3.038	08.12.00	01.02.06	31.07.06

		4,694	†				4,694	†	1.580	11.12.03	01.02.09	31.07.09

†	Grants awarded under a UK all-employee Sharesave Scheme in which UK Executive Directors could participate. No performance conditions are attached to options granted under this scheme as it is an all-employee share option scheme.

(1)	No variations were made to Directors’ options or the terms and conditions of any Directors’ options during the year 2004 or the period ended 14 February 2005.

(2)	No amount was paid for the award of any options.

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50	REMUNERATION REPORT

Directors’ interests in share options (continued)
(audited)

(3)	Grants under the Executive Share Option Plan in 2004 were made subject to the following sliding scale performance condition:

	Percentage of shares vesting	Earnings Per Share for 2006

	Nil	less than 25.0p
	33.3%	25.0p
	66.7%	27.9p
	100.0%	30.7p

There is no retesting of the condition after the three year performance period. The EPS figures that determine vesting, as laid out above in the Performance Condition, are quoted under current accounting standards and will require restatement when International Financial Reporting Standards are adopted in full. The Remuneration Committee will ensure that the adjustments made are fair and equitable.

(4)	Grants made under the share option scheme prior to 2004 were made subject to an EPS performance condition that over a three-year period in the life of the option the growth in ICI’s EPS (excluding amortisation of goodwill and exceptional items) must be equal to, or greater than, the increase in the UK Retail Prices Index plus 3% per annum. Options granted in 2000, 2001 and 2002 have failed to meet their performance condition to date. The performance conditions relating to these options will be retested in 2006. The grant to Mr W H Powell in 1997 is an exception as it was made before he was appointed a Director and is not subject to a performance condition, in accordance with ICI’s practice in the USA at that time.

(5)	The earliest date from which an option is exercisable is subject to any outstanding performance condition being met.

(6)	In accordance with the Listing Rules of the Financial Services Authority, the annual grant of share options made on 29 April 1999 to certain Executive Directors involved with the then proposed disposal of businesses to Huntsman ICI Holdings LLC was delayed. As a result of this delay, those participants were granted fewer options at a higher exercise price than would have been the case had the grants been made to them at the same time as they were made to all other participants at an exercise price of £4.33 (adjusted for the Rights Issue). The Remuneration Committee decided that those individuals so affected should receive the same gross gain at the time they exercise their options as if the grant had not been delayed.

(7)	Following his appointment as Chief Executive in 2003, Dr J D G McAdam received a one-off option grant of two times salary in addition to his annual grant.

(8)	Awards made in the form of Stock Appreciation Rights, denominated in ADRs, that for the purpose of this table have been disclosed in terms of Ordinary Share option equivalents at the price of the ICI shares at the date of grant. Any gain on exercise of these awards is delivered in the form of ADRs.

(9)	The grant to Mr C F Knott that was made in 2004 was prior to his date of appointment as an Executive Director.

(10)	The market price of the shares at 31 December 2004 was £2.41 and the range during 2004 was £1.93 to £2.47. The Register of Directors’ Interests (which is open to inspection by shareholders) contains full details of Directors’ shareholdings and options to subscribe for shares.

(11)	The Chairman and Non-Executive Directors are not eligible for share option grants.

(12)	During the period 1 January 2005 to 14 February 2005 there were no changes in the interests of Directors in options.

(13)	The total number of options to be satisfied by the issue of new shares, which is relevant to dilution limits of the share capital in issue, is in respect of grants made under the UK all-employee Sharesave Scheme and the 2004 Executive Share Option Plan. There are limits on the number of newly issued shares that can be used to satisfy awards under this scheme together with all of the Group’s other share schemes in any 10 year period. The limits and the Group’s current position against those limits are set out below.

Limit	Current Position
5% of Group’ s share capital can be	0.3% used
used for discretionary share schemes

10% of Group’ s share capital can be	1.1% used
used for all share schemes

The total number of shares committed under all ICI share option schemes during the three years to 31 December 2004 is set out in note 23 to the Accounts on page 90. Between 1994 and 2003 all discretionary share schemes have operated using shares purchased in the market by an employee benefit trust. Details of shares held in this trust are on page 89.

ICI ANNUAL REPORT AND ACCOUNTS 2004

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REMUNERATION REPORT	51

Retirement benefits
Details of the accrued pension to which each Director is entitled on leaving service, and the transfer value of those accrued pensions are shown in the table below. A transfer value is the present value lump sum equivalent of the accrued pension and is calculated in accordance with the Guidance Note published by the Institute and Faculty of Actuaries (GN 11).

Directors’ pension benefits
(audited)

			Defined benefit pension plans				Defined contribution
							pension plans

		Additional	Accrued	Transfer value	Transfer value	Increase in	Contributions	Contributions
		pension	pension at	of accrued	of accrued	transfer value	2004	2003
		accrued	31 December	pension at	pension at	of accrued
		in 2004	2004	1 January	31 December	pension
		(note 1)	(note 2)	2004	2004	during year
						(note 3)
	notes	£000 p.a.	£000 p.a.	£000	£000	£000	£000	£000

Dr J D G McAdam	3,4	100	462	5,276	7,369	2,050	–	–

D C M Hamill	5	n/a	n/a	n/a	n/a	n/a	25	2

C F Knott	4,6	5	182	1,818	2,008	184	–	–

W H Powell	7	(6)	292	4,051	3,975	(76)	19	15

T A Scott	4	16	158	1,032	1,239	182	–	–

(1)	The additional annual pension accrued during the year (or since appointment as an Executive Director), payable at normal retirement age.

(2)	The accrued annual pension at the end of the year, payable at normal retirement age.

(3)	The transfer value calculations take into account the combined effect of notional interest and the individual’s age which will typically increase transfer values by 8%-9% year on year. Additional factors that impact the transfer values (which are net of contributions by Directors) over the year reflect any changes in pensionable pay and the service of each Director as well as changes in actuarial assumptions, particularly for equity and bond returns. For Dr J D G McAdam approximately 20% of the increase in transfer value reflects the increase in salary on his promotion to Chief Executive in 2003 and the effect of this on his 30 years accrued pensionable service. This increase is in accordance with the rules of the ICI Specialty Chemicals Pension Fund.

(4)	Dr J D G McAdam, Mr T A Scott and Mr C F Knott participate in the ICI Specialty Chemicals Pension Fund. Pensionable salary under this plan includes annual bonus, subject to a maximum of 20% of base salary for Dr McAdam and 15% of base salary for Mr Scott and Mr Knott. The pensionable element of bonus is particular to these three Executive Directors and reflects their terms of employment and continuous pensionable service prior to their transfer from Unilever to ICI in 1997, on the acquisition of certain specialty chemicals businesses. This pensionable bonus element entitlement has been frozen since the time of transfer and has not been increased in line with promotion or increases in ICI’s bonus levels.

(5)	Mr D C M Hamill participates in the ICI UK Retirement Plan, a defined contribution plan, in respect of base salary up to the Inland Revenue earnings cap (currently £102,000 for 2004/5). He also receives a retirement benefits allowance, payable in cash and subject to income tax, in respect of base salary above this cap. This allowance is reported in the Directors’ emoluments table on page 47 and for the 2004 period totalled £86,625 (2003 £5,073 for the period from date of his appointment on 8 December 2003).

(6)	The transfer value for Mr C F Knott shown in the column headed “Transfer value of accrued pension at 1 January 2004” is for his accrued pension at his date of appointment on 1 September 2004.

(7)	Mr W H Powell participates in the National Starch and Chemical Company Pension Plan for Salaried Employees and the Supplementary Retirement and Savings Plan of National Starch and Chemical Company. Under these Plans, pension is based on average pay, including annual bonus, during the previous five years, during which time Mr Powell was promoted to Chairman and Chief Executive Officer of National Starch and Chemical Company. He also participates in two defined contribution plans, for which the employer’s contributions are set out above. Mr Powell’s figures reflect not only the change in value of benefits but also movements in exchange rates used for the translation to sterling (2004 £1 = US$1.832 : 2003 £1 = US$1.63). The actual additional pension accrued in the year was US$31,779 and the actual transfer value increased over the year by US$455,009.

(8)	The Listing Rules of the Financial Services Authority require disclosure above and beyond that set out in the Companies Act. Specifically the following disclosures for defined benefit plans which are calculated on an alternative basis to those disclosed in the table above. Additional annual pension accrued in 2004 (net of inflation): Dr J D G McAdam £88,660; Mr T A Scott £11,280; Mr C F Knott £2,840; Mr W H Powell (£6,480). Transfer values at 31 December 2004 of the increase in accrued pension (net of inflation and contributions by the Director): Dr McAdam £1,379,200; Mr Scott £63,800; Mr Knott £25,500; Mr Powell (£75,659).

(9)	In 2003 there were three Directors for whom retirement benefits were accruing in respect of qualifying service under money purchase schemes (defined contribution schemes) and five Directors under defined benefit schemes. Contributions made to money purchase schemes in 2003 in respect of Directors totalled £63,000.

UK Inland Revenue pensions simplification tax regime
The Remuneration Committee has agreed ICI’s approach in response to the UK pensions simplification legislation, which will become effective on 1 April 2006, for those Executive Directors who are members of UK pension plans. Such Executive Directors will be given the option of either:

•	maintaining the existing pension promise, in which case the executive would take personal responsibility for any additional taxation arising, or

•	ceasing to accrue pension benefits in respect of future service and instead receiving a cash retirement benefit allowance, subject to income taxation. Past service benefits would remain linked to future salary increases.

This is in line with ICI’s defined contribution benefits policy and the level of retirement benefit allowance payable will be in line with existing contribution rates to the ICI UK defined contribution plan.

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52	REMUNERATION REPORT

Directors’ interests in shares
(audited)

	notes	1 January	31 December
		2004	2004
		or date of
ICI Ordinary Shares		appointment

P B Ellwood		6,746	25,241

Dr J D G McAdam	1	111,068	131,156

D C M Hamill	1,2	–	–

C F Knott	1	88,529	88,529

W H Powell	1,3	76,012	76,012

T A Scott	1	46,648	46,648

A Baan		10,000	14,000

Lord Butler		1,636	1,636

J T Gorman	4	14,184	14,184

R N Haythornthwaite		12,791	12,791

Baroness Noakes		–	13,600

Consistent with the policy on personal shareholding, no Executive Directors have disposed of shares acquired via Company share-based plans except to meet consequent income tax liabilities.

All shares held by Directors are held beneficially.

In addition to the interests in the table above, on 11 February 2005 Dr J D G McAdam and Mr W H Powell became entitled to shares awarded to them under the Performance Growth Plan (PGP), as detailed in the table of “Shares vested” on page 48. Dr J D G McAdam, Mr C F Knott, Mr D C M Hamill, Mr W H Powell and Mr T A Scott have conditional interests in PGP awards made in 2003 and/or 2004, as set out on page 48.

(1)	Dr J D G McAdam, Mr D C M Hamill, Mr C F Knott, Mr W H Powell and Mr T A Scott are potential beneficiaries of the Company’s employee benefit trust, which is used to satisfy awards under the senior staff share plans, and are therefore treated as interested in the 7.8m (2003 8.7m) shares, including ADRs expressed as Ordinary Share equivalents, held by the trustee at 31 December 2004. Their interests at 14 February 2005 were 7.4m shares.

(2)	Mr D C M Hamill’s interest in shares as at 14 February 2005 was 3,000 Ordinary Shares.

(3)	Mr W H Powell’s interest in shares at 1 January 2004 and at 31 December 2004 comprised 16 Ordinary Shares and 18,999 ADRs (representing 75,996 Ordinary Shares).

(4)	Mr J T Gorman’s interest in shares at 1 January 2004 and at 31 December 2004 comprised 3,546 ADRs (representing 14,184 Ordinary Shares).

During the period 1 January 2005 to 14 February 2005 there were no changes in the interests of Directors in shares other than as set out above in respect of Mr D C M Hamill and in respect of the employee benefit trust.

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REMUNERATION REPORT	53

Directors’ service agreements and letters of engagement
(not subject to audit)

Executive Directors
It is the Remuneration Committee’s policy that Executive Directors are employed on contracts subject to no more than 12 months’ notice, in accordance with current corporate governance best practice. The Remuneration Committee strongly endorses the principle of mitigation of damages on early termination of a service agreement.

The dates of current Executive Directors’ service agreements, the dates on which their appointments took effect and the current expiry dates of their agreements are as follows:

Executive Directors	Date of service agreement	Effective date	Expiry date

Dr J D G McAdam	14.10.03	09.04.03	Terminable on 12 months’ notice

D C M Hamill	28.10.03	08.12.03	Terminable on 12 months’ notice

C F Knott	02.09.04	01.09.04	Terminable on 12 months’ notice (note 1)

W H Powell	17.02.00	02.02.00	Terminable on 12 months’ notice (note 2)

T A Scott	11.05.01	23.05.01	Terminable on 12 months’ notice (note 3)

(1)	As set out in Note 11 to the table of Directors’ Emoluments, Mr C F Knott has two Service Agreements, both dated as set out above. Mr Knott’s appointment as an Executive Director of the Company is non-remunerative and is covered by a separate letter of appointment. Mr Knott’s employment is terminable on 12 months’ notice from the Company. To comply with statutory employment legislation in the Netherlands, Mr Knott is required to give six months notice of termination of employment to the Company. An ICI subsidiary company in the Netherlands has agreed to provide Mr Knott with certain protection against any future loss on disposal of the house he has purchased as his residence in the Netherlands. In the event that he ceases employment in the Netherlands with an ICI Group company, other than by resignation or for a reason relating to his conduct, during a period of 10 years from31 August 2003 and in the event the house is sold at a price less than the original purchase price, the ICI subsidiary will reimburse him for 75% of the difference between the sale price and the original purchase price. The exact amount of the benefit to him as a result of this arrangement will not be known until the house is sold but at the current valuation of the property no reimbursement would require to be made.

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54	REMUNERATION REPORT

Directors’ service agreements and letters of engagement (continued)
(not subject to audit)

Executive Directors (continued)

(2)	Mr W H Powell’s appointment as an Executive Director of the Company, which is non-remunerative, is terminable by either party giving not less than 12 months’ notice in writing. Mr Powell is separately employed by National Starch and Chemical Company as Chairman and Chief Executive and this employment is terminable on 12 months’ notice that may run concurrently.

(3)	In addition to the normal notice provisions, the Company may also terminate Mr T A Scott’s service agreement at any time with immediate effect on payment in lieu of notice equivalent to 12 months’ gross base salary together with the gross value of the other benefits Mr Scott is entitled to receive under his service agreement (see the table of Directors’ emoluments on page 47 for a description of these benefits) as at the date of termination.

There are no express provisions for compensation payable upon early termination of an Executive Director’s contract other than as detailed above.

Chairman and Non-Executive Directors

The dates of the Chairman’s and current NEDs letters of engagement, the date on which their appointment took effect and the current expiry dates are as follows:

Chairman	Date of letter	Effective date	Expiry date
and Non-Executive Directors	of engagement

P B Ellwood	15.12.03	01.01.04	Terminable on 12 months’ notice

A Baan	24.07.01	25.06.01	(note 1)

Lord Butler	12.06.98	01.07.98	(note 1)

J T Gorman	25.10.00	20.09.00	(note 1)

R N Haythornthwaite	22.02.01	20.02.01	(note 1)

Baroness Noakes	06.02.04	01.03.04	(note 1)

(1)	Subject to satisfactory performance, NEDs are normally expected to serve two three-year terms commencing with the first Annual General Meeting after the date of their appointment. However, there may be circumstances where NEDs are invited to remain on the Board after the expiry of their second three-year term for a further period of up to three years. Any such invitation will be subject to the Director in question standing for annual re-election by shareholders. NEDs have no right to compensation on the early termination of their appointment.

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122	TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS

Transition to International Financial Reporting Standards

ICI will be reporting its financial results in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”) from 1 January 2005.

The transition date for adoption of IFRS is determined in accordance with IFRS 1 First Time Adopting of International Financial Reporting Standards, and has provisionally been determined as 1 January 2004. However, this transition date is subject to finalisation of the Securities and Exchange Commission (“SEC”) proposed rule for an exemption from provision of a second year of comparatives. If the SEC does not confirm this exemption, or the conditions are unduly onerous or impractical for the Group, the transition date will be 1 January 2003.

As noted in the 2003 Annual Report, the Group established a project team and Steering Committee to oversee the transition to IFRS. The project comprised a number of workstreams covering the areas identified as being impacted by the move to IFRS. There were fourteen of these workstreams covering key specific areas such as financial instruments, foreign exchange, share options, pensions and other areas such as Group policy databases, budget processes, systems and controls, training, presentation of accounts and investor relations.

The project team completed an impact analysis of each standard, which identified the main differences between the Group’s existing accounting policies and IFRS, the effect on the reporting process and the system changes required. The Group’s consolidation system was modified to comply with IFRS. Training on IFRS was delivered to key finance staff throughout the Group.

The key areas identified that affect the Group accounts under IFRS are as follows:

IAS 19 – Employee benefits
The Group will measure pension commitments and other related benefits in accordance with IAS 19. ICI plans to adopt the option in IAS 19 allowing all actuarial gains or losses to be taken directly to the statement of recognised income and expense, subject to endorsement by the EU. Measurement of the Group’s pension commitments and other related benefits under IAS 19 is estimated to produce broadly similar results to those under FRS 17. Disclosure of the Group’s retirement benefit arrangements in accordance with FRS 17 is provided in Note 36.

IFRS 2 – Share-based payments
The Group operates a range of share-based incentive schemes (both awards of options and shares) for employees that are impacted by IFRS 2. Under the Group’s current accounting policies, an expense has only been recognised for the awards of shares and this expense has been calculated and is based on intrinsic value. Under IFRS 2, an expense will be recognised in the income statement for all share based payments. This expense will be calculated based on the fair value at the date of the award using the Black-Scholes pricing model.

The Group does not intend to adopt the exemption under IFRS 2 to apply the standard only to awards made after 7 November 2002, instead a full retrospective approach will be followed in order to provide full year on year comparability of results.

IFRS 3 – Business combinations
The Group will adopt the exemption in IFRS 1 to apply IFRS 3 prospectively from the transition date and thus not to restate business combinations prior to this date. The Group has not undertaken any significant acquisitions since the transition date. The impact on the financial statements of adopting this standard is the cessation of amortisation of goodwill, which instead will be tested for impairment on transition, and annually thereafter.

IAS 21 – The effects of changes in foreign exchange rates
The Group has a range of intercompany funding arrangements in place in order to optimise the sourcing of finance for the Group and optimise the funding of its subsidiaries. Under both UK GAAP and IFRS, foreign exchange gains/losses on intra-group loans are recognised in the income statement, unless the loans can be designated as part of the Group’s investment in its foreign operations, when the exchange gains/losses can then be recognised in reserves. However, IFRS is stricter in determining which loans can be designated as part of the Group’s investment in its foreign operations, including exclusion of intra-group loans that are not in the functional currency of either the lender or the borrower. Group Treasury has taken action to reduce the potential volatility arising from this change in accounting treatment. In particular, significant nonfunctional currency loans have been re-designated into sterling.

In addition to the above, the Group partially hedges its net investment in foreign subsidiaries by denominating external debt in a mix of foreign currencies. Under UK GAAP, the goodwill, which was offset against reserves is included as an asset in this hedge calculation. Under IFRS, goodwill in reserves is not designated as an asset and therefore cannot be used in the hedging calculation. The exclusion of goodwill in reserves from the assets in the hedge calculation will introduce volatility into the income statement as a result of the impact of foreign exchange differences arising from movements on that part of the debt that cannot be considered a part of the net investment hedge.

IAS 32 / IAS 39 – Financial instruments
The Group will take the exemption not to restate comparatives for IAS 32 Financial Instruments: Disclosure and Presentation, and IAS 39 Financial Instruments: Recognition and Measurement. As a result, the comparative information in the 2005 Financial Statements will be presented on the existing UK GAAP basis. The Group will present a reconciliation between the closing 2004 balance sheet and the opening 2005 balance sheet with the results for the six months to 30 June 2005.

The own shares that the Group has acquired, or is committed to acquire under forward contracts, to hedge its obligations under various share option schemes will be included as treasury stock under IAS 32. As the Group has the option to equity settle the forward contracts they will be included in treasury stock on transition and no fair valuation will be performed on such contracts going forward. The associated liabilities for these contracts will be included as part of net debt (for the amount reflecting the extent that the contracts are out of the money) and as an other liability (for the amount reflecting the current recoverable amount if the contracts were to be cash settled).

Other matters
IAS 1 does not provide definitive guidance on the format of the income statement, but states key lines that should be disclosed. It also requires additional line items and headings to be presented on the face of the income statement when such presentation is relevant to an understanding of the entity’s financial performance. IAS 1 explains that due to the effects of an entity’s various activities, transactions and other events differing in frequency, potential for gain or loss and predictability, disclosing components of financial performance assists in an understanding of the financial performance achieved and in making projections of future results. Factors to be considered include materiality and the nature and function of the components of income and expense. ICI believes items that were previously referred to as ‘exceptional items’ under UK GAAP should still be separately identified to assist in understanding the financial performance of the Group. Such items will be included within ‘special items’ under IFRS.

Whilst no changes to the segments are required beyond the existing International Business level, ICI intends, given the stricter definitions and to reflect better the structure of the Group. A reconciling item will be included in the Group's segment disclosure that represents Corporate and Other costs that are not directly attributable to individual segments i.e. largely those relating to operating as a "PLC".

Parent Company Accounts
ICI will to continue to present the Company accounts in accordance with UK GAAP for the foreseeable future. Consequently Company accounts will be presented separately from the Group accounts.

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RISK FACTORS	123

Risk factors

ICI operates in competitive markets. If the Group does not continue to compete in its markets effectively by developing innovative products and responding effectively to the activities of its competitors, it could lose customers and its results of operations could be adversely affected.

ICI has a wide portfolio of business units competing across a diverse range of geographic and product markets. The Group’s business may be adversely affected if it does not continue to develop innovative products that satisfy customer needs and preferences, develop new technology or enhance existing technology that supports product development or provides cost or other advantages over its competitors, and attract and retain skilled employees that are key to creating new products. Because the Group is subject to price competition from its competitors, it must also continue to satisfy these objectives while maintaining a competitive cost base.

In addition, some of ICI’s competitors in certain markets are larger and have greater financial resources than the Group, which may enable them to deliver products on more attractive terms or to invest larger amounts of capital into their businesses, including expenditure for research and development. If any of the Group’s current or future competitors develop proprietary technology that enables them to produce new products or services or to deliver existing products or services at a significantly lower cost, the Group’s products and services could be rendered uneconomical or obsolete.

While some of the Group’s product range comprises products and services that are protected by proprietary knowledge or patents, some of its businesses use technology that is widely available. Accordingly, certain product segments of the Group’s business may be vulnerable to new competitors and may be adversely affected by increased price competition. Any of these developments could lead to a loss of customers and could adversely affect the Group’s results of operations.

The price volatility of some of the raw materials ICI uses could adversely affect its results of operations.

ICI uses significant amounts of various chemicals and other materials as raw materials in manufacturing its products. Prices for some of these raw materials are volatile and are affected by cyclical movements in commodity prices, availability of such raw materials, demand for a variety of products which are produced using these raw materials, levels of price competition among local and global suppliers and general economic conditions. The Group’s diverse portfolio of value added products provides some ability to pass on higher input prices to its customers, but this ability is, to a large extent, dependent upon market conditions. There may be periods of time in which the Group is not able to recover increases in the cost of raw materials for some products due to weakness in demand for such products or the actions of its competitors. This may adversely affect the Group’s results of operations.

The occurrence of major operational problems could have an adverse effect on the Group’s results of operations and cash flow.

The Group’s revenues are dependent on the continued operation of its various manufacturing facilities. Operational risks include:

•	equipment and systems failures;

•	failure to comply with applicable regulations and standards and to maintain necessary permits and approvals;

•	raw material supply disruptions;

•	labour force shortages or work stoppages;

•	events impeding or increasing the cost of transporting products;

•	natural disasters; and

•	terrorist attacks.

While the Group maintains insurance at levels that it believes are appropriate for its industry, some of these operational risks and problems could result in uninsured losses or liabilities or in losses and liabilities in excess of its insurance coverage. The occurrence of major operational problems resulting from the above or other events may have an adverse effect on the results of operations of a particular manufacturing facility, or with respect to certain of these risks, the results of operations and cash flow of the Group as a whole.

ICI derives a significant percentage of its revenue in some of its businesses from sales to major customers, and if it is unable to retain these customers, its results of operations could be adversely affected.

While no single customer accounted for more than 10% of Group sales in 2004, sales to major customers in some of its businesses, particularly in the Paints and Quest businesses, are significant. ICI believes that the wide selling range and nature of the specialty products it supplies reduce the potential adverse consequences of the loss of business from any one customer for any one of its products or in any one of its businesses. Nevertheless, the loss of major customers, without replacement, could have an adverse effect on the Group’s results of operations.

The Group’s reliance on key suppliers in some of its businesses could result in an adverse effect on results of operations.

Some of the Group’s business units rely on a small number of suppliers for their key raw materials. If any of these suppliers is unable to meet its obligations or increases its prices, the Group may not be able to find a replacement supplier that is able to provide such raw materials on similar terms. Consequently, the Group may be forced to pay higher prices to obtain raw materials, which it may not be able to pass on to its customers in the form of increased prices for its finished products. In addition, some of the raw materials used may become unavailable, and there can be no assurance that the Group will be able to obtain suitable and cost effective substitutes. Furthermore, any consolidation in the industries that supply the Group’s raw materials could further reduce the number of available suppliers.

Any interruption of supply or price increases caused by these or other factors, which the Group is not able to mitigate by securing satisfactory replacement suppliers, could have an adverse effect on its results of operations.

ICI’s indebtedness and resulting leverage could reduce its operational and competitive flexibility, increase its vulnerability to adverse economic and industry conditions, increase its interest costs and adversely affect results of operations and cash flow.

ICI’s outstanding net indebtedness amounted to £920m as of 31 December 2004. ICI’s indebtedness could affect the Group in adverse ways, in particular by requiring the Group to dedicate a significant portion of its operational cash flow to service payments on such indebtedness, and by limiting its ability to borrow additional funds or refinance existing indebtedness on attractive terms. Furthermore, its indebtedness could increase its vulnerability to adverse economic and industry conditions, limit its ability to fund future capital expenditures, research and development and other general corporate requirements and limit its flexibility to react to changes in its business and the industries in which the Group operates.

In addition, like many other companies, ICI is dependent on its ability to obtain short-term financing to fund a portion of its financing requirements. While ICI has access to £718m in committed and undrawn bank facilities as of 31 December 2004, limitations on ICI’s ability to access short-term financing could increase its interest costs and could adversely affect its results of operations and cash flow.

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124	RISK FACTORS

Risk factors continued

A decision by the rating agencies to downgrade ICI’s credit rating would reduce its funding options, increase its cost of borrowings and have an adverse impact on results of operations and cash flow.

A number of factors, some of which are not within the Group’s control, may, individually or in combination, affect the rating agencies’ view of the Group’s credit profile and lead them to place the Group on credit watch or downgrade its credit rating, including:

•	a significant deterioration in the Group’s operating performance;

•	the inability of the Group to restore the profitability of its core specialty chemicals business in the near term;

•	the incurrence of material, unexpected additional cash charges leading to a weakening in cash flow/debt metrics;

•	a significant deterioration in the economic environment in which the Group operates;

•	the occurrence of any of the events described in the other risk factors contained in this Annual Report and Accounts.

Recently disposed businesses may expose ICI to costs that could have an adverse effect on its results of operations, cash flow and financial condition.

In recent years, ICI has carried out a programme of strategic disposals, in the course of which it has given to other parties in those transactions certain indemnities, warranties and guarantees, including indemnities, warranties and guarantees relating to known and potential latent environmental, health and safety liabilities. There are also a number of contracts relating to businesses that ICI exited as part of its disposal programme which have not been novated to the purchasers of these businesses.

ICI’s original disposal of the Chlor-Chemicals business to Ineos Chlor included an agreement for ICI to provide Ineos Chlor with a £100m loan facility. As part of an overall refinancing package for Ineos Chlor, ICI agreed on 31 July 2003 to make available new funding of £60m alongside £45m of new funding from the Ineos Group and £50m of Regional Selective Assistance (“RSA”) from the UK Government. As a consequence of this, the £65m claim previously notified to ICI by Ineos Chlor in connection with the original sale of the business has been withdrawn. By October 2004 ICI had advanced £105m out of its total funding commitment of £160m.

In October 2004 Ineos agreed to take over ICI’s outstanding funding commitments to Ineos Chlor of £55m. ICI wrote off all existing indebtedness from Ineos Chlor and took an exceptional charge of £5m before tax in its third quarter results.

In connection with the sale of the Group’s 50% interest in Teesside Gas Transportation Ltd and Teesside Power Ltd, the Group received counter guarantees from Enron Corp. for guarantees that it had given (and which currently remain in place) for certain pipeline capacity and gas purchase contracts. While the two businesses for which ICI have provided these guarantees continue to operate normally, Enron Corp. has filed for Chapter 11 bankruptcy protection in the United States. As of 31 December 2004, the estimate of the Group’s maximum potential liability under these guarantees was £312m.

The extent to which ICI will be required in the future to incur costs under any of the indemnifications, warranties, guarantees or contracts discussed above or any similar contractual provision which the Group entered into in connection with its disposal programme, is not predictable and, if the Group should incur such costs, the costs could have an adverse effect on results of operations, cash flow and financial condition.

Risks associated with the Group’s international operations could adversely affect its results of operations.

ICI is an international business with operations located in over 50 countries and conducts business in many currencies. These operations are subject to the risks associated with international operations which include:

•	slowdown or recession in global, regional or national economic growth;

•	tariffs and trade barriers;

•	exchange controls;

•	fluctuations in national currencies;

•	social and political risks;

•	national and regional labour disputes;

•	required compliance with a variety of foreign laws, regulations and standards; and

•	the difficulty of enforcing legal claims and agreements through some foreign legal systems.

Furthermore, some of ICI’s businesses are subject to cyclical fluctuations in the industries and economies in which they operate. Finally, like all international businesses, ICI faces the risk of exposure when costs arise in a different currency than sales and the risk arising from the need to translate foreign currency denominated profits into pounds sterling, the Group’s reporting currency. Any of the risks discussed above could adversely affect its results of operations.

Economic, social and political conditions in developing economies could adversely affect the Group’s results of operations and future growth.

ICI has operations in many developing economies in Asia and Latin America, and its strategy includes continuing to expand its business in these regions. However, many developing economies have recent histories of economic, social and political instability brought about by a number of factors, including unexpected changes in local laws, regulations and standards, substantial depreciation and volatility in national currencies, the imposition of trade barriers, and wage and price controls. In particular, ICI’s businesses in Argentina and Brazil have been, and may continue to be, affected by recent economic conditions in those countries. Any of these factors could adversely affect ICI’s results of operations and future growth.

ICI’s exposure to consumer markets exposes it to legal risks, regulation and potential liabilities from product liability claims asserted by consumers which could have an adverse effect on results of operations and financial condition.

A significant proportion of the Group’s products is sold directly or indirectly to end-user consumers, even if the Group does not itself provide these products directly to consumers. This exposure to consumer markets exposes the Group to legal risks, regulation by relevant authorities and potential liabilities to consumers of these products, which may not be covered by the Group’s existing insurance coverage or may exceed its insurance coverage. Any of these factors could have an adverse effect on the Group’s results of operations and financial condition.

Certain companies in the Group are defendants in various lawsuits which, if successfully asserted against them, could have an adverse effect on its results of operations and financial condition.

Certain companies in the Group are defendants in various lawsuits. These lawsuits concern issues such as alleged product liability and contract disputes. For a more detailed discussion of these lawsuits, see note 39 to the consolidated financial statements.

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RISK FACTORS	125

The Glidden Company (“Glidden”), a wholly owned subsidiary of ICI, is a defendant, along with former lead paint and pigment producers as well as other lead product manufacturers and their trade associations, in a number of law suits in the United States. These suits seek damages for alleged personal injury caused by lead-based paint or the costs of removing lead-based paint. An alleged predecessor of Glidden manufactured lead pigments until the 1950s and lead-based consumer paint until the 1960s. Glidden is currently a defendant in four active suits and is also named in three unserved cases. Glidden is unable to quantify the amount being claimed although the suits are likely to involve substantial claims for damages. Rulings adverse to Glidden or other defendants could lead to additional claims.

The successful assertion of claims made under these or other current or future lawsuits could have an adverse effect on the Group’s results of operations and financial condition.

Violations of environmental, health and safety and other laws, regulations and standards could restrict the Group’s operations, expose it to liability, increase its costs and have an adverse effect on its results of operations, cash flow and financial condition.

ICI is subject to a broad range of laws, regulations and standards in each of the jurisdictions where it operates, relating to pollution, the health and safety of employees, protection of the public, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. These regulations and standards are becoming increasingly stringent.

In the ordinary course of business ICI is subject to inspections and monitoring by the appropriate enforcement authorities. ICI also requires relevant permits and approvals for its operations which require compliance with their terms and which may be subject to renewal, modification and, in some circumstances, revocation.

It is the Group’s policy to require that its subsidiaries comply with relevant laws, regulations and standards. However, violations of applicable laws, regulations and standards, in particular provisions of environmental, health and safety laws (including spills or other releases of hazardous substances to the environment) or of permit or approval requirements, could result in restrictions on the operation of the Group’s facilities, damages, fines or other sanctions, increased costs of compliance as well as reputational damage. ICI is also subject to environmental laws and regulations, principally in respect of soil and groundwater remediation, that in the future may require it to take action to correct effects on the environment of prior disposal or release of chemical substances by the Group or other parties.

ICI has established provisions in respect of future environmental, health and safety liabilities that are not covered by enforceable indemnities from third parties, for which expenditure is probable and the cost of which can be estimated within a reasonable range of outcomes. These actual and potential liabilities, however, are inherently difficult to predict and to quantify. Existing provisions could therefore be inadequate to cover these liabilities, and additional costs to meet such actual and potential obligations could have an adverse effect on the Group’s results of operations, cash flow and financial condition.

ICI has given undertakings and guarantees relating to pension funds, including the solvency of the ICI UK Pension Fund, which could have an adverse effect on its results of operations and cash flow.

ICI provides retirement benefits for the majority of its former and current employees through a variety of defined benefit and defined contribution schemes. These include the ICI UK Pension Fund (“Fund”), which is ICI’s largest defined benefit scheme and which, at 31 December 2004, had liabilities of approximately £6.9bn. This fund accounts for approximately 85% of ICI’s retirement benefit schemes by asset value and projected benefit terms and covers approximately 76,500 former and current employees in the UK. ICI guarantees the solvency of the Fund.

On 16 October 2003, ICI announced the completion of the triennial valuation of the Fund . The valuation concluded that as of 31 March 2003, the ICI UK Pension Fund had a deficit for funding purposes of £443m and a solvency ratio of 93%.

ICI has agreed to make top-up contributions to the Fund of £62m per year for nine years from 2004 and has provided an asset-backed guarantee, via a wholly owned subsidiary specifically incorporated to provide the guarantee, for £250m to support its commitments to the Fund. Such asset-backed guarantee is secured by way of a fixed and floating charge over the assets of the subsidiary.

At 31 December 2004, over 84% of the Fund’s assets were invested in investment grade fixed-interest and index linked securities or cash. The balance of the Fund’s assets were invested mainly in equities.

Accordingly, ICI is exposed to the financial performance of its retirement benefit schemes and particularly to the financial performance of the ICI UK Pension Fund. In certain circumstances, ICI may be required to increase its top-up contributions to the Fund. This could have an adverse impact on the Group’s results of operations and cash flow.

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126	SHAREHOLDER INFORMATION

Shareholder information

Trading market for Ordinary Shares
The principal trading market for the Company’s Ordinary Shares is the London Stock Exchange. ADSs (each representing four Ordinary Shares) evidenced by ADRs issued by Citibank, as depositary, are listed on the New York Stock Exchange.

	Total	In the
		United States

Number of record holders of:

Ordinary Shares as at 1 January 2005	151,832	700

ADSs as at 14 February 2005	2,263	2,208

As of 14 February 2005 the proportion of Ordinary Shares represented by ADSs was 8.5% of the Ordinary Shares in issue.

The following table shows, for the years and months indicated, the reported high and low middle market values for the Company’s Ordinary Shares on the London Stock Exchange and the reported high and low sale prices of ADSs on the New York Stock Exchange:

	£1 Ordinary Shares		ADSs
	Year/month	Year/month	Year/month	Year/month
	high	low	high	low
	£	£	US$	US$

Year

2000	6.74	3.54	45.19	20.44

2001	5.57	2.83	33.19	17.16

2002	4.30	2.03	19.90	12.85

2003

First quarter	2.38	0.92	15.43	6.00

Second quarter	1.48	0.90	9.86	5.82

Third quarter	2.10	1.22	13.20	8.36

Fourth quarter	2.13	1.69	14.39	11.39

Year	2.38	0.90	15.43	5.82

2004

First quarter	2.47	1.94	18.60	14.25

Second quarter	2.36	1.93	17.31	13.65

Third quarter	2.32	2.05	16.81	14.86

Fourth quarter	2.41	2.07	18.58	15.08

Year	2.47	1.93	18.60	13.65

2004

July	2.29	2.05	16.79	15.10

August	2.32	2.13	16.81	15.65

September	2.21	2.07	15.94	14.86

October	2.24	2.10	15.98	15.08

November	2.40	2.13	18.15	15.71

December	2.41	2.29	18.58	17.50

2005

January	2.42	2.31	18.04	17.31

February (through to 14 February 2005)	2.78	2.32	21.06	17.57

The share price on 14 February 2005 was £2.78; the ADR price was $21.06.

On 4 February 2002 ICI announced a seven for eleven Rights Issue. Dealings in nil paid Ordinary Share rights and ADS rights began on 26 February 2002.

Defaults, dividend arrearages and delinquencies
(a)	There has been no material default in the payment of principal, interest, a sinking or purchase fund instalment, or any other material default with respect to any indebtedness for or in respect of monies borrowed or raised by whatever means of the Company or any of its significant subsidiaries.

(b)	There have been no arrears in the payment of dividends on and no material delinquency with respect to any class of preferred stock of any significant subsidiary of the Company.

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SHAREHOLDER INFORMATION	127

Control of Company
(a)	So far as the Company is aware, it is neither directly nor indirectly owned or controlled by one or more corporations.

(b)	(i) Set out below is information regarding interests in the Company’s £1 Ordinary Shares appearing in the Register of Interests in Shares maintained by the Company:

	As at 10 February 2003		As at 9 February 2004		As at 14 February 2005
Identity of Group	Amount	Per cent	Amount	Per cent	Amount	Per cent
	owned	of class	owned	of class	owned	of class
	(number		(number		(number
	of shares)		of shares)		of shares)
	millions		millions		millions

Citibank Shareholder Services*	n/a	n/a	n/a	n/a	101.7	8.53

Barclays PLC	n/a	n/a	112.5	9.45	101.4	8.51

Brandes Investment Partners LLC	103.7	8.71	102.0	8.56	94.3	7.91

Standard Life Investments Ltd	n/a	n/a	44.7	3.75	55.4	4.64

Capital International Limited	n/a	n/a	n/a	n/a	46.3	3.74

Legal & General Investment Management	n/a	n/a	44.3	3.72	44.6	3.74

Morley Fund Management Ltd	n/a	n/a	n/a	n/a	36.1	3.03

JPMorgan Chase Bank*	110.9	9.31	107.4	9.01	n/a	n/a

Artisan Partners LP	37.4	3.14	82.0	6.89	n/a	n/a

Franklin Resources Inc	44.9	3.77	n/a	n/a	n/a	n/a

*	This interest relates to ADRs issued by JPMorgan Chase Bank and by Citibank Shareholder Services, when acting in respective periods as Depositary; ADRs evidence ADSs.

No other person held an interest in shares, comprising 3% or more of the issued Ordinary Share Capital of the Company, appearing in the Register of Interests in Shares maintained under the provisions of Section 211 of the Companies Act 1985.

The voting rights of the major shareholders, listed in the table above, do not differ from those of any other shareholder of the Company’s Ordinary Shares.

(c)	The Company does not know of any arrangements the operation of which might result in a change in control of the Company.

Exchange controls and other limitations affecting security holders
(a)	There are no governmental laws, decrees or regulations in the UK restricting the import or export of capital or affecting the remittance of dividends, interest or other payments to non-resident holders of the Company’s Ordinary Shares or ADSs. However, a 1.5% stamp duty reserve tax is payable upon the deposit of ICI Ordinary Shares in connection with the creation of, but not subsequent dealing in, ADRs. This is in lieu of the normal 0.5% stamp duty on all purchases of Ordinary Shares.

(b)	There are no limitations under English Law or the Company’s Memorandum and Articles of Association on the right of non-resident or foreign owners to be the registered holders of and to vote Ordinary Shares of the Company.

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Shareholder information continued

128	SHAREHOLDER INFORMATION

Incorporation of the Company
Imperial Chemical Industries PLC was originally incorporated in the United Kingdom and registered in England, under the Companies Acts, 1908 to 1917 on 7 December 1926 as a limited company. It was re-registered under the Companies Acts, 1948 to 1980 as a public limited company on 30 June 1981.

Registered Office
20 Manchester Square
London W1U 3AN
Telephone +44(0)20 7009 5000

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SHAREHOLDER INFORMATION	129

Documents on display – Securities and Exchange Commission
ICI files annual, semi-annual and special reports and other information with the SEC. Any document that ICI files may be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, USA. Please call the SEC at +1–800–732–0330 for further information or view reports filed since 4 November 2002 online at www.sec.gov.

Exchange rates
The following table sets forth, for the years, months and dates indicated, the noon buying rate in New York City for cable transfers in pounds sterling as certified by the Federal Reserve Bank of New York for customs purposes (the “noon buying rate”):

	Highest	Lowest	Average	At
	rate	rate	rate	31 Dec
	during	during	during
US$ to pound sterling (£) (1)	period	period	period
Year			(2) (3)	(2)

2000	1.65	1.40	1.51	1.50

2001	1.50	1.37	1.44	1.45

2002	1.61	1.41	1.50	1.61

2003	1.78	1.55	1.64	1.78

2004	1.95	1.77	1.84	1.92

2004

August	1.85	1.79

September	1.81	1.77

October	1.84	1.78

November	1.83	1.91

December	1.95	1.91

2005

January	1.91	1.86

February (as of 14 February)	1.89	1.86

The noon buying rate on 14 February 2005 was $1.89 = £1

(1)	All figures have been taken directly or derived from figures released through the Public Information Office of the Federal Reserve in Washington, D C or New York City.

(2)	The noon buying rate on such dates differed from the rates used in preparation of the Group’s financial statements as of such dates.

(3)	The average is the average of the noon buying rate on the last day of each month during the period indicated.

Fluctuations in the exchange rate between the pound sterling and the US dollar will affect the US dollar equivalent of the pound sterling prices of the Ordinary Shares of Imperial Chemical Industries PLC on the London Stock Exchange and, as a result, will affect the market prices of ADSs on the NYSE. Cash dividends, if any, will be paid by the Company in respect of Ordinary Shares in pounds sterling, and exchange rate fluctuations will affect the US dollar amounts received by holders of ADSs on conversion by the Depositary of such dividends.

A substantial proportion of the Group’s assets, liabilities, revenues and expenses are denominated in currencies other than pounds sterling. Accordingly, fluctuations in the value of the pound sterling relative to other currencies can have a significant effect on the translation into sterling of non-sterling assets, liabilities, revenues and expenses (see Operating and financial review, pages 23 and 24).

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130	DEFINITIONS

Definitions

In this document the following words and expressions shall, unless the context otherwise requires, have the following meanings:

ADR	American Depositary Receipt evidencing title to an ADS

ADS	American Depositary Share representing four underlying Ordinary Shares of the Company

bn	billion – 1,000 million

Company	Imperial Chemical Industries PLC

Comparable performance	References to “comparable” performance excludes the effect of currency translation differences and the impact of acquisitions and divestments on the results reported by the International Businesses. Performance is measured on a consistent basis over two or more financial periods. Comparable results for both 2004 and 2003 are translated at constant exchange rates, which equate to the annual average exchange rates for 2003 and exclude the results of divested businesses and the impact of acquired businesses from the relevant periods.

Demerger	The Demerger of Zeneca Limited and its subsidiaries from the ICI Group

Depositary	Citibank Shareholder Services, as depositary under the deposit agreement pursuant to which the ADRs are issued

Directors	The Directors of Imperial Chemical Industries PLC

Earnings before interest, tax,
depreciation and amortisation (EBITDA)	ICI defines EBITDA as profit before interest, tax, depreciation, goodwill amortisation and exceptional items. ICI’ s total depreciation before exceptional asset write-downs was £169m (2003 £191m; 2002 £196m). Management believes EBITDA serves as an important financial indicator, however, EBITDA should not be considered in isolation, or as an alternative to operating profit or net profit or cash flow from operating activities, in each case, determined in accordance with UK or US GAAP as appropriate.

Effective tax rate	Effective tax rate is calculated as taxation (excluding tax on exceptional items) divided by profit before tax, before exceptional items and goodwill amortisation.

ESOP	Employee share ownership plans, of which the principal plans are the 2004 Executive Share Option Plan, the 1994 Senior Staff Share Option Scheme, the 1994 Stock Appreciation Rights Plan, the Performance Growth Plan and the Performance Share Plan.

FRS	Financial Reporting Standard (UK)

ICI, ICI Group or the Group	Imperial Chemical Industries PLC and its subsidiaries

Interest cover	Calculations of interest cover are based on the sum of the Group’ s operating profit before exceptional items and goodwill amortisation, and net associated company income (associate operating profit less share of net interest payable by associates) divided by ICI’ s interest cost (excluding associate interest).

London Stock Exchange	London Stock Exchange plc

m	million

NYSE	New York Stock Exchange

Ordinary Shares	Ordinary shares of £1 each in the capital of Imperial Chemical Industries PLC

pound sterling, £, pence or p	Refers to units of UK currency

SEC	The United States Securities and Exchange Commission

SFAS	Statement of Financial Accounting Standards (US)

Trading profit	ICI defines trading profit as operating profit before exceptional items and goodwill amortisation.

Trading margin	Trading profit, expressed as a percentage of sales.

UK or United Kingdom	United Kingdom of Great Britain and Northern Ireland

US dollar, dollar, US$ or $	Refers to units of US currency

USA or US or United States	United States of America

Zeneca	(a) in relation to the period prior to the Demerger becoming effective, the pharmaceuticals, agricultural chemicals, seeds, specialty chemical and biological products businesses and companies transferred by the ICI Group to Zeneca Limited; and

(b) in relation to the period after the Demerger becoming effective, Zeneca Group PLC and its subsidiaries

Figures in parentheses in tables and financial statements are used to represent negative numbers.

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DEFINITIONS	131

Definitions used in computation of Group Financial Targets

Comparable sales growth	Sales growth compared to prior period excluding the effects of currency translation differences and the impact of acquisitions and divestments.

Trading margin	Trading profit expressed as a percentage of sales.

Group earnings per Ordinary Share	Group profit after tax and minority interests divided by the weighted average number of shares in issue (less the weighted average number of shares held by the Group’ s employee share plans) during the period.

Return on average net assets (RONA)	Trading profit as a percentage of average net operating assets excluding goodwill.

Return on capital employed (ROCE)	Group trading profit after goodwill amortisation, before exceptional items, after restructuring amortisation* and after a tax charge† for the last twelve months divided by the average of capital employed for this current period end and that of the twelve months previously; expressed as a percentage.

Notes:
	*	Cash expenditure on restructuring is capitalised in each year that expenditure occurs and is then amortised over three years starting on 1 January following the year of the expenditure.

	†	A tax charge is applied to the Group trading profit (before goodwill amortisation and after restructuring amortisation) using the Group’ s effective tax rate for the year (2004: 28%, 2003: 29%).

Capital employed	ICI defines capital employed as net operating assets plus net operating exceptional items.

Net operating assets	Tangible fixed assets plus goodwill on acquisitionsø plus operating working capital.

	ø	Goodwill on acquisitions relates to goodwill capitalised on the Group balance sheet and, therefore, excludes goodwill arising prior to 31 December 1997 (largely that arising on the acquisition of the Unilever Speciality Chemical businesses) which has been charged directly to reserves.

Net operating exceptional items	For financial ratio calculation purposes only, this is defined as: Asset write downs arising on restructuring plus cash cost of restructuring before tax and after amortisation: for financial ratio purposes only, cash expenditure is capitalised in each year that expenditure occurs and is then amortised over three years starting on 1 January following the year of expenditure.

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FORWARD-LOOKING STATEMENTS	133

Forward-looking statements
This Annual Report and Accounts contains statements concerning the Group’s business, financial condition, results of operations and certain of the Group’s plans, objectives, assumptions, projections, expectations or beliefs with respect to these items. These statements are intended as forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include, without limitation, those concerning:

•	the Group’s strategy and its ability to achieve it;

•	the benefits of the restructuring programmes in the Group’s businesses;

•	the Group’s net debt;

•	the Group’s credit rating;

•	expectations regarding sales, operating profit and growth;

•	plans for the launch of new products and services;

•	the impact of regulatory initiatives on operations and costs;

•	the Group’s possible or assumed future results of operations;

•	capital expenditure and investment plans;

•	adequacy of capital;

•	financing plans; and

•	statements preceded by, followed by, or that include the words “believe”, “expect”, “intend”, “will”, “plan”, “anticipate”, “goal”, “aim”, “seek” or similar expressions.

The Company cautions that any forward-looking statements in this Annual Report and Accounts may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only at their respective dates. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Annual Report and Accounts, including, without limitation, changes in the Group’s business or acquisition or divestment strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things:

•	the impact of competitive products and pricing;

•	changes in the price of raw materials;

•	the occurrence of major operational problems;

•	the loss of major customers;

•	limitations imposed by the Group’s indebtedness and leverage;

•	a credit rating downgrade by the rating agencies;

•	contingent liabilities, including those arising in connection with disposed businesses;

•	risks associated with the Group’s international operations;

•	risks of litigation; and

•	other factors described in the Company’s filings with the Securities and Exchange Commission.

You should read “Risk Factors” on pages 123 to 125 for more information regarding factors that could cause actual results and developments to differ from those expressed or implied by the forward-looking statements in this document.

ICI ANNUAL REPORT AND ACCOUNTS 2004